EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT

dated October 25, 2019

by and among

CENTRAL FEDERAL CORPORATION

and

THE PURCHASERS IDENTIFIED ON THE SIGNATURE PAGES HERETO

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of October 25, 2019, by and among Central Federal Corporation, a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B. Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that number of (i) shares of voting common stock, par value $0.01 per share, of the Company (the “Common Stock”), set forth below such Purchaser’s name on the signature page of this Agreement (which shall be collectively referred to herein as the “Common Shares”) and/or (ii) a newly-issued series of convertible perpetual preferred stock, series C, par value $0.01 per share, of the Company (the “Series C Preferred Stock”), set forth below such Purchaser’s name on the signature page of this Agreement (which shall be collectively referred to herein as the “Series C Preferred Shares”) which shall be convertible into Common Shares subject to the terms and conditions set forth in the Certificate of Designations (as defined below) and, following the Shareholder Approval (as defined below) and subject to the terms and conditions of the Non-Voting Common Stock Certificate of Amendment (as defined below), non-voting common stock, par value $0.01 per share, of the Company (the “Non-Voting Common Stock”). The Common Shares and the Series C Preferred Shares shall be collectively referred herein to as the “Shares.” The Common Stock and the Non-Voting Common Stock into which the Series C Preferred Stock is convertible are referred to herein as the “Underlying Shares” and the Underlying Shares and the Shares are referred to herein, collectively, as the “Securities.” Any Purchaser that proposes to acquire a number of Common Shares that would equal or exceed 10% of the Company’s total Common Stock (or any other class of voting securities of the Company) immediately following the closing of this offering shall instead acquire Common Shares representing 9.9% of the total outstanding Common Stock (or other class of voting securities of the Company, as applicable) immediately following the offering and any shares acquired in excess of this amount shall be issued as Series C Preferred Stock.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“2003 Plan” has the meaning set forth in Section 3.1(g)(i).

“2009 Plan” has the meaning set forth in Section 3.1(g)(i).

“2019 Plan” has the meaning set forth in Section 3.1(g)(i).

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), or investigation pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary, or any of their respective properties or any officer, director, or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director, or employee before or by any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Agency” has the meaning set forth in Section 3.1(pp).

“Agreement” shall have the meaning ascribed to such term in the Preamble.

“Acquisition Transaction” (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company or any of its Subsidiaries; (ii) the issuance by the Company or any of its Subsidiaries of securities representing twenty percent (20%) or more of its outstanding Voting Securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such Voting Securities); or (iii) the acquisition in any manner, directly or indirectly, of (x) twenty percent (20%) or more of the outstanding Voting Securities of the Company or any of its Subsidiaries (including through the acquisition of securities convertible into or exercisable or exchangeable for such Voting Securities), (y) twenty percent (20%) or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (z) one or more businesses or divisions that constitute twenty percent (20%) or more of the revenues or net income of the Company and its Subsidiaries, taken as a whole.

“Bank” means CFBank, National Association, a wholly owned Subsidiary of the Company.

“Bank Boards” has the meaning set forth in Section 4.20(a).

“Bank Regulatory Approvals” means that a Purchaser shall have received, in its sole discretion, satisfactory feedback from the Federal Reserve and the OCC (which may be the absence of any communication from the Federal Reserve or the OCC, as applicable) that it will not have “control” of the Company or the Bank for purposes of the BHCA and that no notice is required under the CIBC Act (or if such notice is required, it has been submitted to the applicable Governmental Entity, and there has been no objection by such Governmental Entity after the expiration or earlier termination of any applicable waiting period), and Purchaser shall have submitted all other filings with and received all other approvals required by applicable Governmental Entities, in each case as necessary to permit Purchaser to hold up to twenty-four point nine percent (24.9%) of any class of voting securities of the Company.

“Benefit Plan” has the meaning set forth in Section 3.1(rr).

“BHCA” has the meaning set forth in Section 3.1(b).

“BHCA Control” has the meaning set forth in Section 3.1(uu).

“Board” means the Board of Directors of the Company.

“Board Representative” has the meaning set forth in Section 4.20(a).

“Burdensome Condition” has the meaning set forth in Section 4.16.

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“Business Day” means a day, other than a Saturday or Sunday, on which banks in the State of Ohio are open for the general transaction of business.

“Buy-In” has the meaning set forth in Section 4.1(d).

“Buy-In Broker” has the meaning set forth in Section 4.1(d).

“Castle Creek” means Castle Creek Capital Partners VII, L.P. Castle Creek is also a Purchaser as such term is used in this Agreement.

“Certificate of Designations” has the meaning set forth in Section 2.2(a)(ix).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company and all amendments thereto, as amended as of the date hereof.

“Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(1) any Person or “group” (other than the Purchasers and their Affiliates) becomes a beneficial owner (as defined in Rules 13d-3 of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate shares of Common Stock;

(2) any Person or “group” (other than the Purchasers and their Affiliates) becomes a beneficial owner (as defined in Rules 13d-3 of the Exchange Act), directly or indirectly, of twenty-four point nine percent (24.9%) or more of the aggregate shares of Common Stock, and in connection with such event, individuals who, on the date of this Agreement, constitute the Board cease for any reason to constitute at least a majority of the Board;

(3) the consummation of a merger, consolidation, statutory share exchange, or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership (as defined in Rules 13d-3 of the Exchange Act) of 100% of the voting securities eligible to elect directors of the Surviving Corporation, is represented by Common Stock that was outstanding immediately before such Business Combination;

(4) the shareholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(5) the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (1) through (4) of this definition above.

“CIBC Act” means the Change in Bank Control Act of 1978.

“Closing” means the closing of the purchase and sale of the Shares pursuant to this Agreement.

“Closing Date” means the date on which the Closing shall occur, which (unless otherwise agreed by the Parties in writing) shall be (i) no later than ten (10) Business Days after the satisfaction (or waiver, as applicable) of the last to be satisfied of the conditions set forth in Article V and (ii) no earlier than October 31, 2019.

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“Code” means the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder.

“Commission” has the meaning set forth in the Recitals.

“Common Shares” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

“Company” has the meaning set forth in the preamble.

“Company Counsel” means Vorys, Sater, Seymour and Pease LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company Financial Statements” has the meaning set forth in Section 3.1(h).

“Company Party” has the meaning set forth in Section 4.7(b).

“Company Recommendations” has the meaning set forth in Section 4.21(a).

“Company Reports” has the meaning set forth in Section 3.1(kk).

“Company Stock Option” has the meaning set forth in Section 3.1(g)(i).

“Company’s Knowledge” means with respect to any statement made to the knowledge of the Company, that the statement is based upon the actual knowledge, after reasonable inquiry, of the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer of the Company, or the Senior Credit Manager of the Company.

“Control” (including the terms “controlling,” “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise for purposes of the BHCA or the CIBC Act.

“Covered Person” has the meaning set forth in Section 3.1(ww).

“CRA” has the meaning set forth in Section 3.1(nn).

“Credit Facility” means the Company’s $10,000,000 line of credit from TIB The Independent BankersBank, N.A., as lender (the “Lender”), pursuant to that certain Loan Agreement, dated as of February 28, 2018, between the Company and Lender, as amended by the Modification of Loan dated as of December 12, 2018.

“Delaware Courts” has the meaning set forth in Section 6.8.

“Disqualification Event” has the meaning set forth in Section 3.1(ww).

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“Effective Date” means the date on which the initial Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Environmental Laws” has the meaning set forth in Section 3.1(k).

“ERISA” has the meaning set forth in Section 3.1(rr).

“ERISA Affiliates” has the meaning set forth in Section 3.1(rr).

“ERISA Plan” has the meaning set forth in Section 3.1(rr).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exchange Cap” has the meaning set forth in Section 4.22.

“Exchange Cap Allocation Amount” has the meaning set forth in Section 4.22.

“Exchange Cap Maximum” has the meaning set forth in Section 4.22.

“Existing Buyer” has the meaning set forth in Section 4.22.

“Expedited Issuance” has the meaning set forth in Section 4.23(f).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Future Bank” means any commercial bank that becomes a Subsidiary of the Company at any time following the date hereof.

“GAAP” means U.S. generally accepted accounting principles as applied by the Company.

“Governmental Entity” means any court, administrative agency, arbitrator, or commission or other governmental or regulatory authority or instrumentality, whether federal, state, local, or foreign, and any applicable industry self-regulatory organization or securities exchange.

“Indemnified Party” has the meaning set forth in Section 4.7(c).

“Insurer” has the meaning set forth in Section 3.1(pp).

“Intellectual Property” has the meaning set forth in Section 3.1(q).

“IRS” has the meaning set forth in Section 3.1(rr).

“Law” means any federal, state, county, municipal or local ordinance, permit, concession, grant, franchise, law, statute, code, rule or regulation or any judgment, ruling, order, writ, injunction or decree promulgated by any Governmental Entity.

“Legend Removal Date” has the meaning set forth in Section 4.1(c).

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“Lien” means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right, mortgage, deed of trust, pledge, conditional sale agreement, restriction on transfer or other restrictions of any kind.

“Loan Investor” has the meaning set forth in Section 3.1(pp).

“Losses” has the meaning set forth in Section 4.7(a).

“Material Adverse Effect” means any event, circumstance, change or occurrence that has had or would reasonably be expected to have (i) a material and adverse effect on the legality, validity, or enforceability of any Transaction Document, (ii) a material and adverse effect on the operations, results of operations, assets, liabilities, properties, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) any adverse impairment to the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, however, that clause (ii) shall not include the impact of (A) changes in banking and similar Laws of general applicability or interpretations thereof by any applicable Governmental Entity, (B) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks generally, (D) the effects of any action or omission taken by the Company or the Bank expressly required by this Agreement or taken with the prior written consent of Purchaser, or (E) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (C), to the extent that the effect of such changes has a disproportionate impact on the Company and the Subsidiaries, taken as a whole, relative to other similarly situated banks and their holding companies generally.

“Material Contract” means any of the following agreements of the Company or any of its Subsidiaries:

(1) any contract containing covenants that limit in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Company or any of its Subsidiaries may carry on its business (other than as may be required by Law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Company or of its Subsidiaries;

(2) any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of its Subsidiaries;

(3) any real property lease and any other lease with annual rental payments aggregating $50,000 or more;

(4) other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $100,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(5) any contract or arrangement under which the Company or any of its Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Company or its Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or any of its Subsidiaries;

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(6) any contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries;

(7) any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(8) any contract that would reasonably be expected to prevent, materially delay, or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(9) any contract providing for indemnification by the Company or any of its Subsidiaries of any person, except for immaterial contracts entered into in the ordinary course of business consistent with past practice;

(10) any contract that contains a put, call, or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $50,000; and

(11) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

“Material Permits” has the meaning set forth in Section 3.1(o).

“Minimum Ownership Interest” has the meaning set forth in Section 4.20(a).

“Money Laundering Laws” has the meaning set forth in Section 3.1(ii).

“New Securities” has the meaning set forth in Section 4.23(a).

“Non-Voting Common Stock” has the meaning set forth in the Recitals.

“Non-Voting Common Stock Certificate of Amendment” has the meaning set forth in Section 4.21(a).

“OCC” means the Office of the Comptroller of the Currency.

“OFAC” has the meaning set forth in Section 3.1(hh).

“Offering” has the meaning set forth in Section 4.23(c).

“Outside Date” means four (4) months after the date hereof.

“Pension Plan” has the meaning set forth in Section 3.1(rr).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization or Governmental Entity.

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“Personally Identifiable Information” means any “nonpublic personal information” as defined in 15 U.S. Code §6809.

“Preferred Stock” has the meaning set forth in Section 3.1(g)(i).

“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Proceeding” means an action, claim, suit, investigation, or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchase Price” means an amount equal to $12.00 per Share.

“Purchased Shares” means the number of Shares to be purchased by each Purchaser hereunder.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Purchaser Party” has the meaning set forth in Section 4.7(a).

“Questionnaire” has the meaning set forth in Section 2.2(b)(ii).

“Registration Rights Agreement” has the meaning set forth in Section 2.2(a)(x).

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Registrable Securities (as defined in the Registration Rights Agreement).

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agreement” has the meaning set forth in Section 3.1(mm).

“Required Approvals” has the meaning set forth in Section 3.1(e).

“Response Period” has the meaning set forth in Section 4.23(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in the Recitals.

“Series C Preferred Shares” has the meaning set forth in the Recitals.

“Series C Preferred Stock” has the meaning set forth in the Recitals.

“Shareholder Approval” has the meaning set forth in Section 4.21(a).

“Shareholder Litigation” has the meaning set forth in Section 4.18.

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“Shareholders’ Meeting” has the meaning set forth in Section 4.21(a).

“Shares” has the meaning set forth in the Recitals.

“Stock Plans” has the meaning set forth in Section 3.1(g)(i).

“Subsidiary” means any entity in which the Company or the Bank, directly or indirectly, owns fifty percent (50%) or more of the outstanding capital stock or otherwise has Control over such entity. For the avoidance of doubt, the Subsidiaries of the Company include the Bank.

“Superior Proposal” has the meaning set forth in Section 4.24(f).

“Surviving Corporation” has the meaning set forth in this Section 1.1.

“Takeover Law” has the meaning set forth in Section 3.1(bb).

“Tax” or “Taxes” mean (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity and (ii) any liability in respect of any items described in clause (i) above payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or analogous or similar provisions of Law) or otherwise.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Fee” has the meaning set forth in Section 6.10(c)(i).

“Third Party Confidentiality Agreement” has the meaning set forth in Section 4.24(b).

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market, or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group, Inc. (including the OTC Pink); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the OTC Pink on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the schedules and exhibits attached hereto, including the VCOC Letter Agreement, the Registration Rights Agreement, the Certificate of Designations and any other documents or agreements executed by the Company or the Purchasers in connection with the transactions contemplated hereunder.

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“Transfer” means, in respect of any Shares, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing.

“Transfer Agent” means Computershare Trust Company, N.A., or any successor transfer agent for the Company.

“Underlying Shares” has the meaning set forth in the Recitals.

“Unsolicited Company Proposal” has the meaning set forth in Section 4.24(b).

“VCOC Letter Agreement” means the letter agreement in the form attached hereto as Exhibit F, dated as of the Closing Date, between the Company and Castle Creek.

“Voting Securities” means the capital stock of the Company that is then entitled to vote generally in the election of directors of the Company.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Closing.

(a) Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, the number of Shares set forth below such Purchaser’s name on the signature page of this Agreement at a per Share price equal to the Purchase Price.

(b) Closing. Unless this Agreement has been terminated pursuant to Section 6.10 and subject to the satisfaction (or waiver, as applicable) of the conditions set forth in Article V and the delivery of the Company Deliverables and the Purchaser Deliverables, the Closing of the purchase and sale of the Shares shall take place remotely by electronic transmission of closing documents and signature pages on the Closing Date, or such other means and/or date as the parties may mutually agree.

Section 2.2 Closing Deliveries.

(a) On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to each Purchaser (unless otherwise indicated) the following (the “Company Deliverables”):

(i) evidence of book entry of the Shares purchased by the Purchaser pursuant to this Agreement, registered in the name of such Purchaser or its nominee;

(ii) a legal opinion of Company Counsel, dated as of the Closing Date and in the form attached hereto as Exhibit C, executed by such counsel and addressed to the Purchasers;

(iii) a certificate of the Secretary of the Company, in the form attached hereto as Exhibit D, dated as of the Closing Date, (a) certifying the resolutions adopted by the Board or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (b) certifying the current versions of the Certificate of Incorporation and bylaws, as amended, of the Company, (c) certifying the fulfillment of the conditions specified in Section 5.1, and (d) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

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(iv) a certificate, dated as of the Closing Date and signed by of the President and Chief Executive Officer or Chief Financial Officer of the Company, in the form attached hereto as Exhibit E;

(v) a Certificate of Good Standing of the Company from the Delaware Secretary of State as of a recent date;

(vi) a certificate of the Federal Reserve Bank of Cleveland to the effect that the Company is a registered bank holding company under the BHCA;

(vii) a certificate of the OCC as of a recent date evidencing the corporate existence of the Bank;

(viii) a certificate of the FDIC to the effect that the Bank’s deposit accounts are insured by the FDIC under the provisions of the Federal Deposit Insurance Act;

(ix) the Certificate of Designations relating to the Series C Preferred Stock of the Company filed with the Delaware Secretary of State in the form attached hereto as Exhibit G (the “Certificate of Designations”); and

(x) with respect to Castle Creek, the VCOC Letter Agreement; and

(xi) with respect to Castle Creek and each other Purchaser that purchases an aggregate of $1,000,000 or more of Shares pursuant to this Agreement, a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), each duly executed by the Company, Castle Creek and each such other Purchaser.

(b) On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following (the “Purchaser Deliverables”):

(i) in U.S. dollars and in immediately available funds, the amount indicated below such Purchaser’s name on the applicable signature page hereto under the heading “Aggregate Purchase Price” by wire transfer to the account provided by the Company;

(ii) a fully completed and duly executed Accredited Investor Questionnaire (the “Questionnaire”) reasonably satisfactory to the Company, in the form attached hereto as Exhibit B;

(iii) with respect to Castle Creek, the VCOC Letter; and

(iv) with respect to Castle Creek and each other Purchaser that purchases an aggregate of $1,000,000 or more of Shares pursuant to this Agreement, the Registration Rights Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and as of the Closing Date, except for the representations and warranties that speak as of a specific date, which shall be made as of such date and qualified as set forth on the applicable section of the Disclosure Schedules attached to this Agreement, to each of the Purchasers that:

(a) Subsidiaries. The Company owns all of the outstanding shares of the Bank. Except as set forth on Schedule 3.1(a), the Company has no other direct or indirect Subsidiaries. Except as set forth on

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Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable (to the extent such concept is applicable to an equity interest of a Subsidiary) and free of preemptive and similar rights to subscribe for or purchase securities. Except in respect of the Company’s Subsidiaries or as otherwise listed on Schedule 3.1(a), the Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(b) Organization and Qualification. The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws, or other organizational or charter documents. The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not in the reasonable judgment of the Company be expected to be material to the Company or any of its Subsidiaries. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Bank is the Company’s only Subsidiary banking institution. The Bank’s deposit accounts are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due and no Proceeding for the termination of such insurance is pending or, to the Company’s Knowledge, threatened. Since December 31, 2016, the Company and its Subsidiaries have conducted their businesses in compliance with all applicable federal, state and foreign Laws, orders, judgments, decrees, rules, regulations, and applicable stock exchange requirements, including all Laws and regulations restricting activities of bank holding companies and banking organizations, in all material respects except as disclosed in Schedule 3.1(b).

(c) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Securities in accordance with the terms hereof. The Company’s execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Securities pursuant to this Agreement and the other Transaction Documents) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, the Board, or the Company’s shareholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof or thereof, will constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable Law. There are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s shareholders.

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(d) No Conflicts. The execution, delivery, and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Securities pursuant to this Agreement and the other Transaction Documents) do not and will not, subject to receipt of the Required Approvals, (i) conflict with or violate any provisions of the Company’s or any Subsidiary’s articles of incorporation, bylaws, or otherwise result in a violation of the organizational documents of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or instrument to which the Company or any Subsidiary is a party, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Law, rule, regulation, order, judgment, injunction, decree, or other restriction of any court or Governmental Entity to which the Company is subject (including federal and state securities Laws and regulations and the rules and regulations thereunder, assuming, without investigation, the correctness of the representations and warranties made by the Purchasers herein, of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not be, or would not reasonably be expected to be, material to the Company or any of its Subsidiaries.

(e) Filings, Consents and Approvals. Neither the Company nor any of its Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Entity or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including, without limitation, the issuance of the Shares and the Underlying Shares), other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by applicable state securities Laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filing of any applicable notices and/or applications to or the receipt of any applicable consents or non-objections from the state or federal bank regulatory authorities that govern the Company or the Bank, (v) the filing of the Certificate of Designations to create the Series C Preferred Stock, (vi) the Shareholder Approval regarding the authorization of the shares of Non-Voting Common Stock to be issued on conversion of the Series C Preferred Stock, (vii) the filing of the Non-Voting Common Stock Certificate of Amendment to create the Non-Voting Common Stock, and (viii) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”). The Company is unaware of any facts or circumstances relating to the Company or its Subsidiaries that would be likely to prevent the Company from obtaining or effecting any of the foregoing.

(f) Issuance of the Shares. The issuance of the Shares has been duly authorized and the Common Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid, and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights. The issuance of the Underlying Shares has been duly authorized and the Underlying Shares, if and when issued in accordance with the terms of the Certificate of Incorporation and the Non-Voting Common Stock Certificate of Amendment, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by a Purchaser, and shall not be subject to preemptive or similar rights. The issuance of the shares of Non-Voting Common Stock into which the shares of Series C Preferred Stock are convertible will, upon receipt of the Shareholder Approval and filing of the Non-Voting Common Stock Certificate of Amendment, have been duly authorized and the shares of Non-Voting Common Stock into which the shares of Series C Preferred Stock are convertible, if and when

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issued in accordance with the terms of the Non-Voting Common Stock Certificate of Amendment, will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, restrictions contemplated by this Agreement and Liens, if any, created by the Purchasers, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities Laws.

(g) Capitalization.

(i) The authorized capital stock of the Company consists of (i) 9,090,909 shares of Common Stock, par value $0.01 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 480,000 have been designated as the “6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B”. As of the date hereof, there are 4,490,075 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. As of the date hereof, there are 95,438 outstanding stock options to purchase shares of the Common Stock (each, a “Company Stock Option”) issued under the Company’s (x) 2003 Equity Compensation Plan (“2003 Plan”), (y) 2009 Equity Compensation Plan (“2009 Plan”), and (z) 2019 Equity Incentive Plan (the “2019 Plan” and, together with the 2003 Plan and the 2009 Plan, the “Stock Plans”). The exercise price of each Company Stock Option is set forth on Schedule 3.1(g)(i). As of the date hereof, there are 100,735 outstanding and unvested shares of restricted stock issued under the 2009 Plan. Other than in respect of awards outstanding under or pursuant to the Stock Plans, no shares of Common Stock are reserved for issuance. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance in all material respects with all applicable federal and state securities Laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company. The shares of Series C Preferred Stock (upon filing of the Certificate of Designations with the Secretary of State of the State of Delaware) will be authorized by all necessary corporate action, and when issued and sold against the receipt of consideration therefor as provided in this Agreement, such shares of Series C Preferred Stock will be validly issued and fully paid and non-assessable and free of preemptive rights except for those stated herein. The shares of Common Stock (and, upon filing the Voting Common Stock Certificate of Amendment, the Non-Voting Common Stock) issuable upon the conversion of the Series C Preferred Stock will have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and non-assessable, and free of preemptive rights except for those stated herein. The Company will reserve, free of any preemptive or similar rights of shareholders of the Company, a number of unissued shares of Common Stock and Non-Voting Common Stock sufficient to issue and deliver the Underlying Shares into which the Series C Common Stock or Non-Voting Common Stock, as applicable, is convertible under the Certificate of Designations and/or the Non-Voting Common Stock Certificate of Amendment. No shares of the Company’s outstanding capital stock are subject to preemptive rights or any other similar rights. Except as set forth in Schedule 3.1(g)(i), there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.1(g)(ii), there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound. Except for the Registration Rights Agreement, if applicable, or as otherwise set forth in Schedule 3.1(g)(iii), there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any

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of its securities under the Securities Act. There are no outstanding securities or instruments of the Company or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries. Except for stock appreciation rights which are authorized to be awarded under the Stock Plans, of which no such stock appreciation rights have been awarded as of the date of this Agreement, the Company and its Subsidiaries do not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. There are no securities or instruments issued by or to which the Company or any of its Subsidiaries is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares pursuant to this Agreement and the other Transaction Documents.

(ii) Immediately following the Closing, (i) 5,339,690 shares of Common Stock and (ii) 12,337 shares of Series C Preferred Stock will be issued and outstanding.

(h) Company Financial Statements. The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018, 2017 and 2016 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the three years ended December 31, 2018, together with the notes thereto, and the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2019 and the related consolidated statements of income, changes to stockholders’ equity and cash flows for the six (6) months then ended (the “Company Financial Statements”) (1) have been prepared from, and are in accordance with the books and records of the Company and its Subsidiaries, (2) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that the unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of the Company and its Subsidiaries taken as a whole as of and for the dates thereof and the results of operations, shareholders’ equity, and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, which would not be material, either individually or in the aggregate. The Company has made available to the Purchasers complete and accurate copies of the Company Financial Statements. There is no transaction, arrangement, or other relationship between the Company (or any of its Subsidiaries) and an unconsolidated or other off-balance sheet entity except as disclosed by the Company in the Company Financial Statements.

(i) Tax Matters. The Company and each of its Subsidiaries has (i) timely filed all material foreign, U.S. federal, state and local Tax Returns that are or were required to be filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) paid all material Taxes required to be paid by it and any other material assessment, fine or penalty levied against it, whether or not shown or determined to be due on such Tax Returns, other than any such amounts (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) timely withheld, collected or deposited as the case may be all material Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by it, and to the extent required, have been paid to the relevant taxing authority in accordance with applicable Law; and (iv) complied with all applicable information reporting requirements related to Taxes in all material respects. Neither the Company nor any Subsidiary (i) is subject to any outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries either within the Company’s Knowledge or claimed, pending or raised by an authority in writing; (ii) is a party to, bound by or otherwise subject to any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than an agreement, similar contract or arrangement to which only the Company and its Subsidiaries are parties); (iii) has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2); or (iv) has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

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No claim has been made by a tax authority in a jurisdiction where the Company or any Subsidiary does not pay Taxes or file Tax Returns asserting that the Company or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing as a result of any: (1) installment sale or other open transaction disposition made on or prior to the Closing; (2) prepaid amount received on or prior to the Closing; (3) written and legally binding agreement with a Governmental Entity relating to taxes for any taxable period ending on or before the Closing; (4) change in method of accounting in any taxable period ending on or before the Closing; or (5) election under Section 108(i) of the Code. The Tax attributes of the Company and its Subsidiaries, currently subject to limitation under Section 382 of the Code, have been fairly valued within the recorded net assets of the Company. Based on the market value of the Company as of the date of this Agreement, in the event that the consummation of the transactions contemplated by this Agreement would cause the Company and its Subsidiaries to experience an “ownership change” under Section 382 of the Code, such ownership change would not impair the Tax attributes currently recorded within the net assets of the Company.

(j) Material Changes. Since the date of the latest audited financial statements included within the Company Financial Statements, and except as set forth in Schedule 3.1(j), (i) there have been no events, occurrences, or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company and its Subsidiaries have not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses, and other liabilities incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company Financial Statements pursuant to GAAP, (iii) the Company and its Subsidiaries have not altered materially their method of accounting or the manner in which they keep their accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company and its Subsidiaries have not issued any equity to any Person, (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company or any of its Subsidiaries under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject, and (vii) there has not been a material increase in the aggregate dollar amount of (A) the Bank’s nonperforming loans (including nonaccrual loans and loans 90 days or more past due and still accruing interest) or (B) the reserves or allowances established on and in respect to the Company Financial Statements. Since the date(s) the Company afforded the Purchasers (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares, and (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management, prospects, and any potential transactions sufficient to enable it to evaluate its investment, there have been no events, occurrences, or developments that have materially affected or would reasonably be expected to materially affect, either individually or in the aggregate, the information as presented to the Purchasers in connection with the offering of the Shares.

(k) Environmental Matters. Neither the Company nor any of its Subsidiaries (i) is or has been in violation of any Law of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), (ii) is or has been liable for any off-site disposal or contamination pursuant to any Environmental Laws, (iii) owns or operates, or owned or operated any real property contaminated with any substance that is in violation of any Environmental Laws or (iv) is or has been subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to be material to the Company or any of its Subsidiaries; and there is no pending or, to the Company’s Knowledge, threatened investigation

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that might lead to such a claim. Except as would not be material to the Company or any of its Subsidiaries, there are and have been no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving the Company or any of its Subsidiaries, or any currently or formerly owned or operated property of the Company or any of its Subsidiaries, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against the Company or any of its Subsidiaries, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property of the Company or any of its Subsidiaries.

(l) Litigation. There is, and since December 31, 2016 has been, no Action pending or, to the Company’s Knowledge, threatened, which (i) adversely affects or challenges the legality, validity, or enforceability of any of the Transaction Documents, the issuance of Purchased Shares pursuant to this Agreement and the other Transaction Documents, or the conversion of the shares of Series C Preferred Stock into the Underlying Shares, or (ii) is reasonably likely to be material to the Company or any Subsidiary, individually or in the aggregate, if there were an unfavorable decision. Except as set forth in Schedule 3.1(n), neither the Company nor any Subsidiary, nor to the Company’s Knowledge any director or officer thereof with respect to such director’s or officer’s service to or on behalf of the Company, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty, nor is any Action, to the Company’s Knowledge, currently threatened. There is no Action by the Company or any Subsidiary pending or which the Company or any Subsidiary intends to initiate (other than collection or similar claims in the ordinary course of business). There has not been, and to the Company’s Knowledge there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act. There are, and since December 31, 2016 have been, no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any executive officers or directors of the Company in their capacities as such, which individually or in the aggregate, would reasonably be expected to be material to the Company or any Subsidiary.

(m) Employment Matters. No labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company or any Subsidiary that would be, or would reasonably be expected to be, material to the Company or any of its Subsidiaries. None of the employees of the Company or any Subsidiary is a member of a union that relates to such employee’s relationship with the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good. To the Company’s Knowledge, there is no activity involving any of the employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or similar organization. To the Company’s Knowledge, no executive officer is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Company’s Knowledge, the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. The Company and each of its Subsidiaries are and at all times since December 31, 2016 have been in compliance in all material respects with all Laws and regulations relating to employment and employment practices, immigration, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be material to the Company or any of its Subsidiaries. No material employee has given notice to the Company or any of its Subsidiaries of his or her intent to terminate his or her employment or service relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries are and at all times since December 31, 2016 have been in material compliance with all Laws concerning the classification of employees and independent contractors and have properly classified all such individuals for purposes of participation in employee benefit plans.

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(n) Compliance. Neither the Company nor any of its Subsidiaries (i) are, and since December 31, 2016 have not been, in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (ii) are, and since December 31, 2016 have not been, in violation of any order of which the Company has been made aware in writing of any court, arbitrator, or governmental body having jurisdiction over the Company or its Subsidiaries or their respective properties or assets, (iii) are, and since December 31, 2016 have not been, in violation of, or in receipt of written notice that it is in violation of, any statute, rule, regulation, policy, guideline, or order of any Governmental Entity or self-regulatory organization (including the Principal Trading Market), applicable to the Company or any of its Subsidiaries, or which would have the effect of revoking or limiting FDIC deposit insurance, except in each case as would not reasonably be or have been expected to be material to the Company or any of its Subsidiaries.

(o) Regulatory Permits. The Company and each of its Subsidiaries possess, and have possessed since December 31, 2016, all required certificates, authorizations, consents, licenses, franchises, variances, exceptions, orders, approvals and permits issued by the appropriate Governmental Entities with respect to the Company and its Subsidiaries’ business, except where the failure to possess such certificates, authorizations, consents, or permits, individually or in the aggregate, has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (“Material Permits”), and (i) neither the Company nor any of its Subsidiaries has received any notice in writing of Proceedings relating to the revocation or material adverse modification of any such Material Permits, and (ii) the Company is unaware of any facts or circumstances that would give rise to the revocation or material adverse modification of any Material Permits.

(p) Title to Assets. The Company and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting, and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries. No notice of a claim of default by any party to any lease entered into by the Company or any of its Subsidiaries has been delivered to either the Company or any of its Subsidiaries or is now pending, and there does not exist any event or circumstance that with notice or passing of time, or both, would constitute a default or excuse performance by any party thereto. None of the owned or leased premises or properties of the Company or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company or any of its Subsidiaries, as the case may be.

(q) Intellectual Property; Data Security. The Company and its Subsidiaries own, possess, license, or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know-how, and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of their respective businesses as now conducted or as proposed to be

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conducted free and clear of all Liens and such Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or rights to, such Intellectual Property, except where the failure to own, possess, license, or have such rights would not have or reasonably be expected to be material to the Company or any of its Subsidiaries. Except where such violations or infringements would not be material to the Company or any of its Subsidiaries, (i) there are no rights of third parties to any such owned Intellectual Property, (ii) to the Company’s Knowledge, there is and has been no infringement by third parties of any such Intellectual Property, (iii) there is no pending or, to the Company’s Knowledge, threatened Proceeding by others challenging the Company’s and its Subsidiaries’ rights in or to any such Intellectual Property, (iv) there is and since December 31, 2016 has been no pending or, to the Company’s Knowledge, threatened Proceeding by others challenging the validity or scope of any such Intellectual Property, and (v) there is and since December 31, 2016 has been no pending or, to the Company’s Knowledge, threatened Proceeding by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, copyright, trade secret, or other proprietary rights of others. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (A) the Company and its Subsidiaries are and at all times since December 31, 2016 have been in compliance in all material respects with all applicable Laws related to data privacy and data security and (B) there has been no material loss or theft of data or security breach or unauthorized access or use relating to data (including Personally Identifiable Information) in the possession, custody or control of the Company or any of its Subsidiaries. (1) No claims have been asserted or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries relating to data security, privacy, or the storage, transfer, use or processing of data (including Personally Identifiable Information), and (2) to the Company’s Knowledge, the Company and its Subsidiaries are not, and since December 31, 2012 have not been, the subject of any audits, investigations or other inquiries or Proceedings relating to data security, privacy, or the storage, transfer, use or processing of data (including Personally Identifiable Information) from any Governmental Entity, in the case of clause (1) or clause (2).

(r) Insurance. The Company and each of the Subsidiaries are, and following the Closing Date will remain, insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company reasonably believes to be prudent and customary in the businesses and locations in which and where the Company and its Subsidiaries are engaged. The Company and its Subsidiaries have not been refused any insurance coverage sought or applied for since December 31, 2016, and the Company and its Subsidiaries do not have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their business at a cost that would not be material to the Company or any of its Subsidiaries. All premiums due and payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to the Company’s Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be materially higher than their existing insurance coverage. The Company (i) maintains directors’ and officers’ liability insurance and fiduciary liability insurance with financially sound and reputable insurance companies with benefits and levels of coverage as disclosed in Schedule 3.1(r), (ii) has timely paid all premiums on such policies, and (iii) there has been no lapse in coverage during the term of such policies.

(s) Transactions With Affiliates and Employees. Except as set forth in Schedule 3.1(s), none of the Affiliates, officers or directors of the Company or any Subsidiary and, to the Company’s Knowledge, none of the employees of the Company or any Subsidiary, is presently a party to any transaction with the Company or any Subsidiary or to a presently contemplated transaction (other than for services as employees, officers, and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

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(t) Internal Control Over Financial Reporting. The Company and its Subsidiaries maintain internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and have disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2016, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(u) Certain Fees. Except as set forth in Schedule 3.1(u), no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest, or claim against or upon the Company, any Subsidiary or any Purchaser for any commission, fee, or other compensation pursuant to any agreement, arrangement, or understanding entered into by or on behalf of the Company or any Subsidiary.

(v) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 of this Agreement and the accuracy of the information disclosed in the Questionnaires, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers under the Transaction Documents. The issuance and sale of the Shares hereunder does not contravene the rules and regulations of the Principal Trading Market.

(w) Registration Rights. Other than as set forth in the Registration Rights Agreement or as set forth in Schedule 3.1(w), no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

(x) No Objections. None of the Federal Reserve, the FDIC or the OCC has issued any order or taken any similar action preventing or suspending the issuance or sale of the Purchased Shares to the Purchasers. The Company and the Bank have filed, and will continue to file, with the Federal Reserve, the FDIC and the OCC, as applicable, any and all materials required to be filed by the Company or the Bank in connection with the issuance and sale of the Securities.

(y) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, none of the Company, its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby.

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(z) Investment Company. Neither the Company nor any of its Subsidiaries is required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and neither the Company nor any Subsidiary sponsors any person that is such an investment company.

(aa) Unlawful Payments. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any directors, officers, employees, agents, or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to foreign or domestic political activity, (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, or (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic government official or employee.

(bb) Application of Takeover Protections; Rights Agreements. The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of its Common Stock or a Change in Control of the Company. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Certificate of Incorporation or other organizational documents or the Laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Purchaser solely as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Shares and any Purchaser’s ownership of the Purchased Shares (each, a “Takeover Law”).

(cc) [Reserved].

(dd) No Undisclosed Liabilities. There are no material liabilities or obligations of the Company or any of the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, except for (i) liabilities appropriately reflected or reserved against in accordance with GAAP in the Company’s audited balance sheet or that are otherwise disclosed in the footnotes to the financial statements for the year ended December 31, 2018, and (ii) liabilities that have arisen in the ordinary and usual course of business and consistent with past practice since December 31, 2018.

(ee) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any of its Subsidiaries) and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Company Financial Statements and is not so disclosed.

(ff) Acknowledgment Regarding Purchasers’ Purchase of Shares. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that each Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to such Purchaser’s purchase of the Shares.

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(gg) Absence of Manipulation. The Company has not, and to the Company’s Knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares.

(hh) OFAC. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, agent, employee, Affiliate, or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not knowingly use the proceeds of the sale of the Purchased Shares towards any sales or operations in Cuba, Iran, Syria, Sudan or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(ii) Money Laundering Laws. The operations of each of the Company and any Subsidiary are, and have been conducted at all times, in compliance in all material respects with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder, and any related or similar rules, regulations, or guidelines, issued, administered, or enforced by any applicable Governmental Entity (collectively, the “Money Laundering Laws”), and to the Company’s Knowledge, no action, suit, or proceeding by or before any court or Governmental Entity, authority, or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or threatened.

(jj) No Additional Agreements. The Company has no agreements or understandings (including, without limitation, side letters) with any Person to purchase shares of Common Stock or Series C Preferred Stock on terms more favorable to such Person than as set forth herein.

(kk) Reports, Registrations and Statements. Since January 1, 2014, the Company and each Subsidiary have filed all material reports, registrations, documents, filings, submissions and statements, together with any required amendments thereto, that it was required to file with the Federal Reserve, the FDIC, the OCC and any other applicable foreign, federal or state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” All such Company Reports were filed on a timely basis or the Company or the applicable Subsidiary, as applicable, received a valid extension of such time of filing and has filed any such Company Reports prior to the expiration of any such extension. As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the Federal Reserve, the FDIC, the OCC and any other applicable foreign, federal, or state securities or banking authorities, as the case may be.

(ll) Regulatory Capitalization. As of June 30, 2019, the Bank was considered “well capitalized” under the OCC’s regulatory framework for prompt corrective action (12 C.F.R. § 6.4).

(mm) Agreements with Regulatory Agencies. Neither the Company nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2013, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business (each item in this

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sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised in writing since December 31, 2016 by any Governmental Entity that it intends to issue, initiate, order, or request any such Regulatory Agreement. The Company and each of its Subsidiaries are in compliance in all material respects with all Regulatory Agreements applicable to them, if any.

(nn) Compliance with Certain Banking Regulations. The Company has no reason to believe that any facts or circumstances exist, that would cause the Bank (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder or to be assigned a CRA rating by federal or state banking regulators of lower than “satisfactory,” (ii) to be deemed to be operating in violation, in any material respect, of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, any order issued with respect to anti-money laundering by OFAC, or any other anti-money laundering Law, (iii) to be deemed not to be in satisfactory compliance, in any material respect, with the Home Mortgage Disclosure Act, the Fair Housing Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the regulations promulgated thereunder, or (iv) to be deemed not to be in satisfactory compliance, in any material respect, with all applicable privacy of customer information requirements contained in any applicable federal and state privacy Laws as well as the provisions of all information security programs adopted by the Bank or the Company.

(oo) No General Solicitation or General Advertising. Neither the Company nor, to the Company’s Knowledge, any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Shares pursuant to this Agreement and the other Transaction Documents.

(pp) Loan Portfolio.

(i) Other than as may not be reasonably expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any loan, lease or other extension of credit or commitment to extend credit (each, a “Loan”) originated, purchased or serviced by the Company or any of its Subsidiaries satisfied in all material respects, (A) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing or filing of claims in connection with Loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to Loans set forth in any contract or agreement between the Company or any of its Subsidiaries and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, (D) the terms and provisions of any mortgage or other collateral documents and other Loan documents with respect to each Loan and (E) the underwriting guidelines and other loan policies and procedures of the Company or its applicable Subsidiary;

(ii) Since December 31, 2016, no Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to Loans sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of Loan servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (C) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor Loan quality or concern with respect to the Company’s or any of its Subsidiary’s compliance with Laws; and

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(iii) Except as set forth in Schedule 3.1(pp)(iii), the characteristics of the loan portfolio of the Company have not materially changed from the characteristics of the loan portfolio of the Company as of December 31, 2018.

For purposes of this Section 3.1(pp): (A) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Government National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Entity with authority to (i) determine any investment, origination, lending or servicing requirements with regard to Loans originated, purchased or serviced by the Company or any of its Subsidiaries or (ii) originate, purchase, or service Loans, or otherwise promote lending, including state and local housing finance authorities; (B) “Loan Investor” means any person (including an Agency) having a beneficial interest in any Loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such Loan; and (C) “Insurer” means a person who insures or guarantees for the benefit of the Loan holder all or any portion of the risk of loss upon borrower default on any of the Loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such Loans or the related collateral.

(qq) Risk Management Instruments. The Company and the Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by companies of similar size and in similar lines of business as the Company and the Subsidiaries. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, since January 1, 2016, all derivative instruments, including, swaps, caps, floors, and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Subsidiaries, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all respects with all applicable Laws, and (3) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Company or one of the Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(rr) Company Benefit Plans.

(i) “Benefit Plan” means all material employee benefit plans, programs, agreements, contracts, policies, practices, or other arrangements providing benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or is party, whether or not written, including any material “employee welfare benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or equity award, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy. Each Benefit Plan is listed on Schedule 3.1(rr)(i). True and complete copies of all Benefit Plans listed on Schedule 3.1(rr)(i) have been made available to the Purchasers prior to the date hereof.

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(ii) With respect to each Benefit Plan, (A) the Company and its Subsidiaries have complied, and are now in compliance in all material respects with the applicable provisions of ERISA, and the Code and all other Laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full. “ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and its Subsidiaries, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(iii) Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that could likely result in revocation of any such favorable determination or opinion letter or the loss of the qualification of such Benefit Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iv) Except as set forth on Schedule 3.1(rr)(iv), neither the Company, any of its Subsidiaries nor any ERISA Affiliate (A) sponsors, maintains or contributes to or has within the past six years sponsored, maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (B) sponsors, maintains or has any liability with respect to or an obligation to contribute to or has within the past six years sponsored, maintained, had any liability with respect to, or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(v) None of the execution and delivery of this Agreement, the issuance of Purchased Shares, nor the consummation of the transactions contemplated hereby will, whether alone or in connection with another event, (A) constitute a “change in control” or “change of control” within the meaning of any Benefit Plan or result in any material payment or benefit (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, any employment or change in control agreements, (B) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code, (C) materially increase any compensation or benefits otherwise payable under any Benefit Plan, (D) result in any acceleration of the time of payment or vesting of any such benefits, (E) require the funding or increase in the funding of any such benefits, or (F) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

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(vi) There is no material pending or, to the Company’s Knowledge, threatened, litigation relating to the Benefit Plans (other than claims for benefits in the ordinary course). Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.

(vii) Except as would not reasonably be expected to be material to the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (A) the Benefit Plans, (B) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (C) the assets of any of the trusts under any of the Benefit Plans.

(ss) Assets. To the Company’s Knowledge as of the date hereof, the Company believes that (i) subject to the reserves and allowances for loan and lease losses established on the Company Financial Statements, the Bank will be able to fully and timely collect substantially all interest, principal, or other payments when due under its loans, leases, and other assets that are not classified as nonperforming and such belief is reasonable under all the facts and circumstances known to the Company and Bank, and (ii) the amount of reserves and allowances for loan and lease losses and other nonperforming assets established on the Company Financial Statements is adequate, and such belief is reasonable under all the facts and circumstances known to the Company and Bank.

(tt) No Change in Control. Neither the Company nor any of its Subsidiaries is a party to any employment, Change in Control, severance, or other compensatory agreement or any benefit plan pursuant to which the issuance of the Shares to the Purchasers as contemplated by this Agreement would trigger a “change of control” or other similar provision in any of the agreements, which results in payments to the counterparty or the acceleration of vesting of benefits.

(uu) Common Control. The Company is not and, after giving effect to the offering and sale of the Shares, will not be under the control (as defined in the BHCA and the Federal Reserve’s Regulation Y (12 C.F.R. Part 225) (“BHCA Control”)) of any company (as defined in the BHCA and the Federal Reserve’s Regulation Y). The Company is not in BHCA Control of any federally insured depository institution other than the Bank. The Bank is not under the BHCA Control of any company (as defined in the BHCA and the Federal Reserve’s Regulation Y) other than Company. Except for the Company’s ownership interest in the Bank, neither the Company nor the Bank controls, in the aggregate, five percent (5%) or more of the outstanding shares of any class of voting securities, directly or indirectly, of any federally insured depository institution. The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).

(vv) Material Contracts. The Company has made available to each Purchaser or its respective representatives, prior to the date hereof, true, correct, and complete copies of, and listed on Schedule 3.1(vv), each Material Contract to which the Company or any of its Subsidiaries is a party or subject (whether written or oral, express or implied) as of the date of this Agreement. Each Material Contract is a valid and binding obligation of the Company or any of its Subsidiaries (as applicable) that is a party thereto and, to the Company’s Knowledge, each other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries. Each such Material Contract is enforceable against the Company or any of its Subsidiaries (as applicable) that is a party thereto and, to the Company’s Knowledge, each other party to such Material Contract in accordance with its terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the

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enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding of law or at equity), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Material Contract, is in material default or material breach of a Material Contract and there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries.

(ww) No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person (as defined below) or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To the Company’s Knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company, any predecessor or affiliate of the Company, any director, executive officer, other officer participating in the offering, general partner or managing member of the Company, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Shares, and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(xx) Knowledge as to Conditions. To the Company’s Knowledge, there is no reason why it would be reasonable to expect that any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the Transaction Documents will not be obtained.

(yy) Shell Company Status. The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(zz) No Other Representations or Warranties. The Company has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.

Section 3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date of this Agreement and as of the Closing Date to the Company as follows:

(a) Organization; Authority. If such Purchaser is an entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. If such Purchaser is an entity, the execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have

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been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser, and no further approval or authorization by any of such persons, as the case may be, is required. This Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) No Conflicts. The execution, delivery, and performance by such Purchaser of this Agreement and the Registration Rights Agreement, if applicable, and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, or instrument to which such Purchaser is a party, or (iii) result in a violation of any Law, rule, regulation, order, judgment, or decree (including federal and state securities Laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights, or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(c) Investment Intent. Such Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities Laws, provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws. Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business. Such Purchaser does not presently have any agreement, plan, or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares (or any securities which are derivatives thereof) to or through any person or entity.

(d) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. The information provide by such Purchaser to the Company in its Accredited Investor Questionnaire is true, accurate and correct in all material respects.

(e) Residency. Such Purchaser’s office in which its investment decision with respect to the Shares was made is located at the address for such Purchaser set forth under such Purchaser’s name on the signature page hereof.

(f) Experience of Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares and has so evaluated the merits and risks of such investment. Such Purchaser is capable of protecting its own interests in connection with this investment and has experience as an investor in securities of companies like the Company. Such Purchaser is able to hold the Shares indefinitely if required, is able to bear the economic risk of an investment in the Shares, and, at the present time, is able to afford a complete loss of such investment. Further, Purchaser understands that no representation is being made as to the future trading value or trading volume of the Shares.

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(g) Access to Information. Such Purchaser is sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Shares. Such Purchaser acknowledges that it has had the opportunity to review the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, management and representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares and any such questions have been answered to such Purchaser’s reasonable satisfaction; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management, and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has received all information it deems appropriate for assessing the risk of an investment in the Shares. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the representations and warranties contained in the Transaction Documents. Purchaser acknowledges that the Company has not made any representation, express or implied, with respect to the accuracy, completeness, or adequacy of any available information except that the Company has made the express representations and warranties contained in Section 3.1 of this Agreement,

(h) Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase Shares pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of the Company (or any of its agents, counsel, or Affiliates) or any other Purchaser or other Purchaser’s business and/or legal counsel in making such decision; provided that the foregoing shall in no way limit such Purchaser’s right to rely on the truth, accuracy and completeness of the representations and warranties of the Company made herein. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, regulatory, tax, or investment advice. Such Purchaser has consulted such legal, tax, and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares. Such Purchaser has not relied on the business, legal, or regulatory advice of the Company’s agents, counsel, or Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to such Purchaser in connection with the transactions contemplated by the Transaction Documents.

(i) Reliance on Exemptions. Such Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements, and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

(j) No Governmental Review. Such Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares. Such Purchaser understands that the Shares are not savings accounts, deposits or other obligations of any bank and are not insured by the FDIC, including the FDIC’s Deposit Insurance Fund, or any other governmental entity.

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(k) Trading. Such Purchaser acknowledges that there is a limited trading market for the Common Stock and that there will be no trading market for the Series C Preferred Stock.

(l) Knowledge as to Conditions. Such Purchaser does not know of any reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained, solely with respect to facts or circumstances related to such Purchaser.

(m) Reliance. The Company will be entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to (i) any Governmental Entity having jurisdiction over the Company and its Affiliates, and (ii) any interested party in any Proceeding with respect to the matters covered hereby, in each case, to the extent required by any Governmental Entity to which the Company is subject, provided that the Company provides the Purchaser with prior written notice of such disclosure to the extent practicable and allowed by applicable Law.

(n) Certain Fees. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest, or claim against or upon the Company, any Subsidiary of the Company, or any Purchaser for any commission, fee, or other compensation pursuant to any agreement, arrangement, or understanding entered into by or on behalf of such Purchaser.

(o) General Solicitation. Such Purchaser (i) is not purchasing the Shares as a result of any advertisement, article, notice, or other communication regarding the Shares published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other form of “general solicitation” or “general advertising” (as such terms are used in Regulation D), (ii) has entered into no agreements with shareholders of the Company or other subscribers for the purpose of controlling the Company or any Subsidiary; and (iii) has entered into no agreements with shareholders of the Company or other subscribers regarding voting or transferring Purchaser’s interest in the Company.

(p) Antitrust and Other Consents, Filings, Etc. Assuming the accuracy of the Company’s representations and warranties regarding its capitalization, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Entity or authority or any other person or entity in respect of any law or regulation, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, is necessary or required to be obtained or made by such Purchaser, and no lapse of a waiting period under law applicable to such Purchaser is necessary or required, in each case in connection with the execution, delivery, or performance by such Purchaser of this Agreement or the purchase of the Shares contemplated hereby, other than passivity or anti-association commitments or other documentation that may be required by the Federal Reserve or other federal or state banking authority and except for such schedules or statements required to be filed with the Commission pursuant to Regulation 13D-G of the Exchange Act.

(q) Financial Capability. At the Closing, such Purchaser shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(r) No Other Representation. Such Purchaser has not made and does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

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ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

Section 4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Purchased Shares and the Underlying Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities Laws. In connection with any transfer of the Purchased Shares or Underlying Shares other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such Securities under the Securities Act. As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement, if applicable, with respect to such transferred Shares.

(b) Legends. Certificates evidencing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 4.1(c) or applicable Law:

THE ISSUANCE OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).

(c) Removal of Legends. Upon the request of the holder, the restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate or book entry shares without such restrictive legend or any other restrictive legend to the holder of the applicable Securities upon which it is stamped, if (i) such Securities are registered for resale under the Securities Act, (ii) such Securities are sold or transferred pursuant to Rule 144, or (iii) such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or

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manner-of-sale restrictions. Following the earlier of (i) the Effective Date or (ii) Rule 144 becoming available for the resale of Securities, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Securities and without volume or manner-of-sale restrictions, the Company, upon the written request of the holder, shall instruct the Transfer Agent to remove the legend from the Securities and shall cause its counsel to issue any legend removal opinion required by the Transfer Agent. Any fees (with respect to the Company or the Transfer Agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will (A) remove all restrictive legends from shares that are held in book entry form and (B) no later than five (5) Trading Days following the delivery by a Purchaser to the Transfer Agent (with notice to the Company) of a legended certificate representing such Securities (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 4.1(a) (such third Trading Date, the “Legend Removal Date”), deliver or cause to be delivered to Purchaser a certificate representing such Securities that is free from all restrictive legends. Except to the extent required by Law, the Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1(c).

(d) If the Company shall fail for any reason or for no reason to issue to any Purchaser unlegended certificates by the Legend Removal Date, then, in addition to all other remedies available to such Purchaser, if on or after the trading day immediately following such five (5) trading day period, such Purchaser purchases, or a broker (a “Buy-In Broker”) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of such sale in lieu of shares of Common Stock Purchaser anticipated receiving from the Company without any restrictive legend (a “Buy-In”), then the Company shall, within five (5) Business Days after such Purchaser’s request, honor its obligation to deliver to such Purchaser a certificate or certificates without restrictive legends representing such shares of Common Stock and pay cash to such Purchaser in an amount equal to the excess (if any) of such Purchaser’s or Buy-In Broker’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased over the product of (i) such number of shares of Common Stock, times (ii) the closing bid price on the Legend Removal Date.

(e) The Company shall cooperate, in accordance with reasonable and customary business practices with any and all transfers, whether by direct or indirect sale, assignment, award, confirmation, distribution, bequest, donation, trust, pledge, encumbrance, hypothecation or other transfer or disposition, for consideration or otherwise, whether voluntarily or involuntarily, by operation of law or otherwise, by the Purchasers or any of their respective successors and assigns of the Shares and other shares of Common Stock, Series C Preferred Stock and/or Non-Voting Common Stock such party may beneficially own prior to or subsequent to the date hereof.

Section 4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Securities pursuant to the Transaction Documents, are unconditional (except as otherwise set forth herein), absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

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Section 4.3 Access; Information.

(a) Castle Creek and its Affiliates shall be provided with access, information, and other rights as provided in the VCOC Letter Agreement.

(b) Without limiting Section 4.3(a), for so long as Castle Creek together with its Affiliates has a Minimum Ownership Interest, irrespective of whether Castle Creek has a right to designate a director to serve on or an observer to attend meetings of the Board, Castle Creek shall be provided with all documents and information provided to members of the Board in connection with monthly Board meetings; provided, however, that the Company shall not be required to provide such documents and information to the extent (and only to the extent) they constitute confidential supervisory information or documents or information the disclosure of which is prohibited by applicable Law; provided, further, that the Company shall use commercially reasonable efforts to provide such information to Purchaser in an alternate manner. All documents and information provided under this Section 4.3(b) will be subject to the confidentiality provisions contained in the VCOC Letter Agreement.

Section 4.4 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Purchased Shares as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Purchased Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Purchased Shares required under applicable securities or “Blue Sky” Laws of the states of the United States following the Closing Date.

Section 4.5 No Integration. The Company shall not, and shall use its reasonable best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Purchased Shares in a manner that would require the registration under the Securities Act of the sale of the Purchased Shares to the Purchasers.

Section 4.6 Bank Regulatory Approvals. Upon Castle Creek’s request, the Company shall use its reasonable best efforts to cooperate with Castle Creek to receive the Bank Regulatory Approvals. Notwithstanding anything to the contrary in this Agreement, upon the receipt of such Bank Regulatory Approvals, (a) all references in this Agreement to ownership and voting limitations (but not the Minimum Ownership Interest) of nine point nine percent (9.9%) shall, with respect to Castle Creek only, be deemed to be deleted and replaced with twenty-four point nine percent (24.9%), and (b) the Company will cooperate in good faith to make any changes to the Transaction Documents to implement the intent of this Section 4.6 and address any bank regulatory concerns of Castle Creek. At any time after receipt of the Bank Regulatory Approvals, at the request of Castle Creek, the Company shall use its reasonable best efforts to exchange all shares of Non-Voting Common Stock and/or Series C Preferred Stock held by Castle Creek into the applicable number of shares of Common Stock up to the then-effective twenty-four point nine percent (24.9%) limit and to deliver such shares of Common Stock to Castle Creek in book-entry form.

Section 4.7 Indemnification.

(a) Indemnification of Purchasers. In addition to any other indemnity provided in the Transaction Documents, if applicable, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees, agents, and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of

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the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, employees, agents, or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, and expenses, including all judgments, amounts paid in settlements, court costs, and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Purchaser Party may suffer or incur as a result of (i) any breach of any of the representations, warranties, covenants, or agreements made by the Company in this Agreement or in the other Transaction Documents, and (ii) any action instituted against a Purchaser Party in any capacity, or any of them or their respective affiliates, by any shareholder of the Company who is not an affiliate of such Purchaser Party, with respect to any of the transactions contemplated by this Agreement. Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to purchase price for Tax purposes, except as otherwise required by Law or deemed impermissible under GAAP. Such payment shall not result in an adjustment to the value of the original investment reported by the Company under GAAP.

(b) Indemnification of Company Parties. Each Purchaser will, severally but not jointly, indemnify and hold the Company and its Subsidiaries, and their respective directors, officers, shareholders, employees, agents and advisors (each a “Company Party”), harmless from and against any and all Losses that any such Company Party may suffer or incur as a result of any breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement or in the other Transaction Documents.

(c) Third Party Claims. Promptly after receipt by any Purchaser Party or Company Party (each, an “Indemnified Party”) of notice of any demand, claim, or circumstances which would or might give rise to a claim or the commencement of any Action in respect of which indemnity may be sought pursuant to Section 4.7(a) or Section 4.7(b), as applicable, such Indemnified Party shall promptly notify the indemnifying party in writing and the indemnifying party may assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually and materially and adversely prejudiced by such failure to notify. In any such Action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party shall have failed promptly to assume the defense of such Action and to employ counsel reasonably satisfactory to such Indemnified Party in such Action, or (iii) in the reasonable judgment of counsel to such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate firm of attorneys (plus local counsel, if reasonably necessary) at any time for each group of Affiliated Indemnified Parties. The indemnifying Party shall not be liable for any settlement of any Action effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Party, the indemnifying party shall not effect any settlement of any pending or threatened Action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such Action.

(d) Limitations on Indemnification. The indemnification liabilities of the Company and the Purchasers pursuant to Sections 4.7(a) and 4.7(b) shall be subject to the limitations set forth in this Section 4.7(d).

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(i) Deductible. Subject to Section 4.7(d)(iii), (A) except for Losses arising out of breaches of the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.1(f), 3.1(g), 3.1(k), 3.1(s), 3.1(u), and 3.1(bb) (as to which this clause (A) shall have no effect), the Company shall have no liability for Losses that otherwise are indemnifiable under Section 4.7(a) until the total of all Losses under Section 4.7(a) incurred by all Purchaser Parties exceeds $100,000, at which point the amount of all Losses in excess of $100,000 shall be recoverable and (B) no Purchaser shall have any liability for Losses that otherwise are indemnifiable under Section 4.7(b) until the total of all Losses under Section 4.7(b) incurred by all Company Parties as a result of breaches by such Purchaser exceeds $100,000, at which point the amount of all Losses in excess of $100,000 shall be recoverable.

(ii) Maximum. Subject to Section 4.7(d)(iii), the maximum aggregate liability of the Company for all Losses under Section 4.7(a) shall not exceed the aggregate Purchase Price paid by all Purchasers for the Purchased Shares; provided, however, that the maximum aggregate liability of the Company for all losses under Section 4.7(a) as to any individual Purchaser shall not exceed the aggregate Purchase Price paid by such individual Purchaser for the Purchased Shares purchased by such individual Purchaser. The maximum aggregate liability of any Purchaser for all Losses under Section 4.7(a) for which such Purchaser is obligated to provide indemnification shall not exceed the aggregate Purchase Price paid by such individual Purchaser for the Purchased Shares purchased by such individual Purchaser.

(iii) Exclusions. The provisions of Sections 4.7(d)(i) and 4.7(d)(ii) shall not apply to any indemnification claims involving fraud or knowing and intentional misconduct.

(e) Knowledge and Materiality Scrape. For purposes of the indemnity contained in Section 4.7(a), all qualifications and limitations set forth in the parties’ representations and warranties as to “Company’s Knowledge,” “materiality,” “Material Adverse Effect” and words of similar import shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement and the Losses arising therefrom.

(f) Investigation. No investigation by any Purchaser, whether prior to or after the date of this Agreement, shall limit any Purchaser Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

Section 4.8 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Shares hereunder to strengthen the Company’s current balance sheet, improve the regulatory capital of the Bank, support organic growth opportunities and for general corporate purposes, which may include the repayment of a portion of the outstanding debt under the Credit Facility.

Section 4.9 Limitation on Beneficial Ownership. No Purchaser (and its Affiliates or any other Persons with which it is acting in concert) shall be entitled to purchase a number of Common Shares that would result in such Purchaser becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) at the Closing of more than nine point nine percent (9.9%) of the number of shares of the Company’s voting securities issued and outstanding.

Section 4.10 Anti-Takeover Matters. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated or permitted by this Agreement, the Company and the Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated or permitted by this Agreement and the other Transaction Documents may be consummated, as promptly as practicable, on the terms contemplated by this Agreement and the other Transaction Documents, as the case may be, and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated or permitted by this Agreement and the other Transaction Documents.

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Section 4.11 No Additional Issuances. Between the date of this Agreement and the Closing Date, except for the Shares being issued pursuant to this Agreement or shares of Common Stock issued upon the exercise of Company Stock Options outstanding on the date of this Agreement, the Company shall not issue or agree to issue any additional shares of Common Stock or other securities that provide the holder thereof the right to convert such securities into, or acquire, shares of Common Stock. For the avoidance of doubt, nothing in this Section 4.11 shall restrict the Company from issuing securities in response or pursuant to an order or directive by the Federal Reserve with respect to capital adequacy.

Section 4.12 Conduct of Business. From and after the date of this Agreement until the earlier of the Closing Date and the date, if any, on which this Agreement is terminated pursuant to Section 6.10, except as contemplated by this Agreement, the Company will, and will cause its Subsidiaries to: (i) operate their business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization of the Company; (iii) use commercially reasonable efforts to retain the services of their employees, consultants, and agents; (iv) preserve the current relationships of the Company and its Subsidiaries with material customers and other Persons with whom the Company and its Subsidiaries have and intend to maintain significant relations; (v) maintain all of its operating assets in their current condition (normal wear and tear excepted); (vi) refrain from taking or omitting to take any action that would constitute a breach of Section 3.1(j); and (vii) refrain from (1) declaring, setting aside or paying any distributions or dividends on, or making any distributions (whether in cash, securities, or other property) in respect of, any of its capital stock, (2) splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for capital stock or any of its other securities, and (3) purchasing, redeeming or otherwise acquiring any capital stock, assets or other securities or any rights, warrants or options to acquire any such capital stock, assets or other securities, other than acquisitions of investment securities in the ordinary course of business. Additionally, except as required pursuant to existing written, binding agreements in effect prior to the date hereof and set forth in Schedule 3.1(rr), and with respect to clauses (i) and (ii) except in the ordinary course of business consistent with past practice, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 6.10, the Company shall and shall cause its Subsidiaries to not take any of the following actions: (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries; (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of (other than increases in the ordinary course of business), pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries; (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, except as may be required by applicable Law; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries; or (vii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing; provided, that in no event shall any increase of any payment in the ordinary course of business under clause (ii) increase such person’s compensation by more than five percent (5%) in the aggregate except as set forth in Schedule 3.1(rr). Furthermore, from the date of this Agreement until the Closing, the Company shall not, directly or indirectly, amend, modify, or waive, and the Board shall not recommend approval of any proposal to the Company’s shareholders having the effect of amending, modifying, or waiving any provision in the Certificate of Incorporation or bylaws of the Company in any manner adverse to Purchaser (except as provided in the Non-Voting Common Stock Certificate of Amendment).

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Section 4.13 Avoidance of Control.

(a) Notwithstanding anything to the contrary in this Agreement, except as provided in Section 4.6, no Purchaser (together with its Affiliates (as such term is used under the BHCA)) shall have the ability to purchase or exercise any voting rights of any securities in excess of nine point nine percent (9.9%) of the outstanding shares of any class of voting securities of the Company. In the event any Purchaser breaches its obligations under this Section 4.13 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the Company and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

(b) Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall take any action (including, without limitation, any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where each Purchaser is not given the right to participate in such redemption, repurchase, rescission, or recapitalization to the extent of such Purchaser’s pro rata proportion) that would reasonably be expected to pose a substantial risk that (a) a Purchaser’s equity securities of the Company (together with equity securities owned by such Purchaser’s affiliates (as such term is used under the BHCA) would exceed thirty-three point three percent (33.3%) of the Company’s total equity or (b) a Purchaser’s ownership of any class of voting securities of the Company (together with the ownership by such Purchaser’s affiliates (as such term is used under the BHCA) of voting securities of the Company) would (i) exceed nine point nine percent (9.9%), in each case without the prior written consent of such Purchaser and receipt of any required Bank Regulatory Approvals, or (ii) increase to an amount that would constitute “control” under the BHCA, the CIBC Act, any applicable provisions of the Laws of the State of Delaware, or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause such Purchaser to “control” the Company under and for purposes of the BHCA, the CIBC Act, any applicable provisions of the Laws of the State of Delaware, or any rules or regulations promulgated thereunder (or any successor provisions). Notwithstanding anything to the contrary in this Agreement, no Purchaser (together with its respective Affiliates (as such term is used under the BHCA)) shall have the ability to purchase more than thirty-three point three percent (33.3%) of the Company’s total equity or exercise any voting rights of any class of securities in excess of nine point nine percent (9.9%) of any outstanding class of voting securities of the Company (except as provided in Section 4.6). In the event either the Company or any Purchaser breaches its obligations under this Section 4.13 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other party hereto and shall cooperate in good faith with such parties to modify ownership or, to the extent commercially reasonable, make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

Section 4.14 No Change of Control. The Company shall use reasonable best efforts to obtain all necessary irrevocable waivers, adopt any required amendments and make all appropriate determinations so that the issuance of the Shares to the Purchasers will not trigger a “change of control” or other similar provision in any Material Contracts and any employment, “change in control,” severance or other employee or director compensation agreements or any benefit plan of the Company or any of its Subsidiaries, which results in payments to the counterparty or the acceleration of vesting of benefits.

Section 4.15 Most Favored Nation. During the period from the date of this Agreement through the Closing Date, neither the Company nor any of its Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of its Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of any Purchaser by this Agreement, unless, in any such case, such Purchaser has been provided with such rights and benefits.

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Section 4.16 Filings; Other Actions. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, will reasonably cooperate and consult with the other and use commercially reasonable efforts to provide all necessary and customary information and data, to prepare and file all necessary and customary documentation, to effect all necessary and customary applications, notices, petitions, filings and other documents, to provide evidence of non-control of the Company and the Bank, as requested by the applicable Governmental Entity, including executing and delivering to the applicable Governmental Entities customary passivity commitments, disassociation commitments, and commitments not to act in concert, with respect to the Company or the Bank, and to obtain all necessary and customary permits, consents, orders, approvals, and authorizations of, or any exemption by, all third parties and Governmental Entities, in each case, (i) necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, in each case required by it, and (ii) with respect to a Purchaser, to the extent typically provided by such Purchaser to such third parties or Governmental Entities, as applicable, under such Purchaser’s policies consistently applied, to the extent such Purchaser has such policies, and subject to such confidentiality requests as such Purchaser may reasonably seek. Each of the parties hereto shall execute and deliver both before and after the Closing such further certificates, agreements, and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters, subject, in each case, to clauses (i) and (ii) of the first sentence of this Section 4.16. Each Purchaser, with respect to itself only, and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information (other than confidential information related to such Purchaser and any of its respective Affiliates), which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement; provided that (i) for the avoidance of doubt, no Purchaser shall have the right to review any such information relating to another Purchaser and (ii) a Purchaser shall not be required to disclose to the Company or any other Purchaser any information that is confidential and proprietary to such Purchaser, its Affiliates, its investment advisors, or its or their control persons or equity holders. In exercising the foregoing right, the parties hereto agree to act reasonably and as promptly as practicable. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, agrees to keep each other reasonably apprised of the status of matters referred to in this Section 4.16. Each Purchaser, with respect to itself only, on the one hand, and the Company, on the other hand, shall promptly furnish each other with copies of written communications received by it or its Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, that the party delivering any such document may redact any confidential information contained therein or information that cannot be shared under applicable Laws. Notwithstanding anything in this Section 4.16 or elsewhere in this Agreement to the contrary, no Purchaser shall be required to provide to any Person pursuant to this Agreement any of its, its Affiliates’, its investment advisors’ or its or their control persons’ or equity holders’ nonpublic, proprietary, personal, or otherwise confidential information including the identities or financial condition of limited partners, shareholders, or non-managing members of such Purchaser or its Affiliates or their investment advisors. Notwithstanding anything to the contrary in this Section 4.16, no Purchaser shall be required to perform any of the above actions if such performance would constitute or could reasonably result in any restriction or condition that such Purchaser determines, in its reasonable good faith judgment, (i) is materially and unreasonably burdensome, or (ii) would reduce the benefits of the transactions contemplated hereby to such Purchaser to such a degree that such Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date of this Agreement (any such condition or restriction, a “Burdensome Condition”); for the avoidance of doubt, any requirement to disclose the identities or financial condition of limited partners, shareholders, or non-managing members of such Purchaser or its Affiliates or its investment advisers shall be deemed a Burdensome Condition unless otherwise determined by such Purchaser in its sole discretion.

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Section 4.17 Notice of Certain Events. Each party hereto shall promptly notify the other party hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware prior to the Closing that would constitute a violation or breach of the Transaction Documents (or a breach of any representation or warranty contained herein or therein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Section 5.1 or 5.2 hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware that would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided that delivery of any notice pursuant to this Section 4.17 shall not modify the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 4.18 Shareholder Litigation. The Company shall promptly inform the Purchasers of any Proceeding (“Shareholder Litigation”) against the Company, any of its Subsidiaries or any of the past or present executive officers or directors of the Company or any of its Subsidiaries that is threatened in writing or initiated by or on behalf of any shareholder of the Company in connection with or relating to the transactions contemplated hereby or by the Transaction Documents. The Company shall consult with the Purchasers and keep the Purchasers informed of all material filings and developments relating to any such Shareholder Litigation.

Section 4.19 Corporate Opportunities. Each of the parties hereto acknowledges that the Purchasers and their respective Affiliates and related investment funds may review the business plans and related proprietary information of any enterprise, including enterprises that may have products or services that compete directly or indirectly with those of the Company and its Subsidiaries, and may trade in the securities of such enterprise. None of the Purchasers, any Affiliates thereof, any related investments funds or any of their respective Affiliates shall be precluded or in any way restricted from investing or participating in any particular enterprise, or trading in the securities thereof whether or not such enterprise has products or services that compete with those of the Company and its Subsidiaries. The parties expressly acknowledge and agree that: (a) the Purchasers, any Affiliates thereof, any related investment funds, the Board Representative and any of their respective Affiliates have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as the Company and its Subsidiaries; and (b) in the event that any Purchaser, the Board Representative, any Affiliate of any Purchaser, any related investment funds or any of their respective Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries, the Purchasers, the Board Representative, Affiliates of the Purchasers, any related investment funds or any of their respective Affiliates shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries or shareholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that such Purchaser, any Affiliate thereof, any related investment fund thereof or any of their respective Affiliates, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

Section 4.20 Board Representative and Observer.

(a) Following the Closing, the Company will promptly cause an individual designated by Castle Creek (the “Board Representative”) to be elected or appointed to the Board, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company, and the boards of directors of the Bank and any Future Bank (the “Bank Boards”), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a

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director of the Bank or Future Bank; provided that Castle Creek’s right to designate the Board Representative will continue only so long as Castle Creek, together with its Affiliates, in the aggregate owns at least four point nine percent (4.9%) of the Common Stock then outstanding (the “Minimum Ownership Interest”). So long as Castle Creek, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its shareholders the election of the Board Representative to the Board at all of the Company’s meetings of shareholders at which the Board Representative’s class of Board members are to be elected, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company. If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek (i) shall promptly notify the Company of such fact, (ii) will have no further rights under Section 4.20(a) through (b) and (iii) at the written request of the Board, shall use commercially reasonable efforts to cause the Board Representative to resign from the Board and the Bank Boards as promptly as possible thereafter.

(b) Subject to applicable Law and Section 4.20(a), the Board Representative shall be one of the Company’s nominees to serve on the Board. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board. The Company shall ensure that the Board and the Bank Boards shall each have at least four (4) members for so long as Castle Creek shall have the right to appoint a Board Representative.

(c) Subject to Section 4.20(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board or the Bank Boards of the Board Representative, Castle Creek shall have the right to designate the replacement for the Board Representative, provided such replacement satisfies all legal and regulatory requirements regarding service and election or appointment as a director of the Board or the Bank Boards, as applicable. The Board and the Bank Boards shall use their reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company’s nominees to serve on the Board and the Bank Boards), using reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be.

(d) The Company hereby agrees that, from and after the Closing Date, for so long as Castle Creek and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board and the Bank Boards (or have a Board Representative whose appointment is subject to receipt of regulatory approvals), the Company shall invite a person designated by Castle Creek (the “Observer”) to attend meetings of the Board or the Bank Boards, as applicable, in a nonvoting, nonparticipating observer capacity. The Observer shall not have any right to vote on any matter presented to the Board, the Bank Boards or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board or the Bank Boards at the same time and in the same manner as the members of the Board or the Bank Boards, shall provide the Observer with all written materials and other information given to members of the Board or the Bank Boards at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information) and shall permit the Observer to attend as an observer at all meetings thereof. In the event the Company, the Bank or any Future Bank proposes to take any action by written consent in lieu of a meeting, the Company, the Bank or any Future Bank shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents. Notwithstanding anything to the contrary contained in this Section 4.20(d), (i) the Observer may be excluded from executive sessions comprised solely of independent directors if, in the written advice of counsel, such exclusion is necessary in order for the Company, the Bank or any Future Bank, as applicable, to comply with applicable Law or stock

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exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), (ii) the Company, the Board, the Bank, any Future Bank and the Bank Boards shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel, or (B) necessary to avoid a violation of any applicable Law or any fiduciary requirements under applicable Law, provided that the Company or the Bank or Future Bank, as applicable, shall use commercially reasonable efforts to provide such information to the Observer in a manner that does not compromise or violate (as applicable) such attorney-client privilege, fiduciary requirements or applicable Law. If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek will have no further rights under this Section 4.20(a).

(e) The Board Representative shall be entitled to compensation and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board or the Bank Boards, as applicable, and shall be entitled to monthly reimbursement for reasonable and documented out-of-pocket expenses incurred in attending meetings of the Board, or any committee thereof in accordance with the policies of the Company, the Bank and any Future Bank, as applicable. The Company, the Bank and any Future Bank shall notify the Board Representative of all regular meetings and special meetings of the Board and the Bank Boards and of all regular and special meetings of any committee of the Board and the Bank Boards. The Company, the Bank and any Future Banks shall provide the Board Representative with copies of all notices, minutes, consents and other material that it provides to all members of the Board and the Bank Boards, respectively, at the same time such materials are provided to the other respective members.

(f) The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by Castle Creek and/or its respective Affiliates (collectively, the “Castle Creek Indemnitors”). The Company hereby agrees that, with respect to a claim by a Board Representative for indemnification arising out his or her service as a director of the Company, the Bank or any Future Bank, (1) it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board or the Bank Boards, as applicable) are primary and any obligation of the Castle Creek Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Castle Creek Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

(g) In addition to the foregoing, the Company will reimburse Castle Creek and its Affiliates for all reasonable fees and expenses arising out of or related to the Board Representative’s or the Observer’s travel to monthly meetings of the Board and the Bank Boards.

(h) Notwithstanding anything to the contrary contained in this Section 4.20, the Board or the Bank Boards may exclude the Board Representative and/or the Observer from portions of meetings of the Board or Bank Boards, as applicable, to the extent that the Board or the Bank Boards, as the case may be, will be discussing (i) any matters directly related to Castle Creek, including under the Transaction Documents, or any of Castle Creek’s rights or obligations under any of the Transaction Documents or (ii) any exam or other confidential correspondence with the Federal Reserve, the FDIC or the OCC, in each case to the extent required by applicable Law as reasonably determined by the Company’s legal counsel.

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(i) Castle Creek covenants and agrees to hold any information obtained from its Board Representative or Observer in confidence, and to cause its Observer to agree to hold in confidence and to act in a fiduciary manner with respect to all information provided to such Observer, in each case except to the extent that such information (i) was previously known by or in the possession of such party on a nonconfidential basis, (ii) is or becomes in the public domain through no fault of such party, (iii) is later lawfully acquired from other sources by the party to which it was furnished or (iv) is independently developed by such party without the use of such information. Each of the parties to this Agreement hereby acknowledges that they are aware, and will ensure that their representatives and Affiliates are aware, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 4.21 Shareholder Approval.

(a) No later than May 31, 2020, the Company shall duly call, give notice of, establish a record date for, convene and hold its annual shareholders’ meeting (the “Shareholders’ Meeting”), for the purpose of, among other matters, (i) voting upon approval and adoption of an amendment to the Company’s Certificate of Incorporation and (ii) voting upon such approval required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of the Exchange Cap (collectively, the “Shareholder Approval”), in the form attached hereto as Annex A to Exhibit G (the “Non-Voting Common Stock Certificate of Amendment”). The Company shall: (A) through its Board recommend to its shareholders the approval and adoption of the Non-Voting Common Stock Certificate of Amendment and the approval to effect issuances in excess of the Exchange Cap (the “Company Recommendations”); (B) include such Company Recommendations in the proxy statement delivered to shareholders; and (C) use its best efforts to obtain the Shareholder Approval. Neither the Board nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to a Purchaser, the Company Recommendations or take any action, or make any public statement, filing or release inconsistent with the Company Recommendations. The Company shall adjourn or postpone the Shareholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall also adjourn or postpone the Shareholders’ Meeting, if on the date of the Shareholders’ Meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Shareholder Approval and, following such adjournment or postponement, the Company shall solicit proxies representing a sufficient number of shares to obtain the Shareholder Approval. Following the first of either such adjournment or postponement, if requested by a Purchaser, the Company shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, such Purchaser in connection with obtaining the Shareholder Approval.

(b) After obtaining the Shareholder Approval, the Company shall as promptly as reasonably practical, file the Non-Voting Common Stock Certificate of Amendment with the Secretary of State of the State of Delaware, as required by applicable Law and provide each Purchaser a certificate from the Secretary of State of the State of Delaware evidencing that the Non-Voting Common Stock Certificate of Amendment is in full force and effect as of a date within five (5) Business Days after the date of the Shareholders’ Meeting.

Section 4.22 Principal Market Regulation. The Company shall not issue any shares of Common Stock if the issuance of such shares of Common Stock (taken together with each issuance of such shares of Common Stock (x) upon the conversion of the Series C Preferred Stock in accordance with the Certificate of Incorporation or otherwise and (y) upon the conversion of the Non-Voting Common Stock in accordance with the Certificate of Incorporation or otherwise) would exceed 19.9% of the total outstanding shares of Common Stock of the Company, or more than 19.9% of the total voting power of the Company’s securities, in each case immediately preceding the issuance of the Shares pursuant to this Agreement (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such

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limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Purchaser. Until such approval or such written opinion is obtained, (i) the Purchasers (collectively, the “Existing Buyers” and each, individually, an “Existing Buyer”) shall not be issued in the aggregate, upon conversion of any Series C Preferred Stock or Non-Voting Common Stock, or otherwise pursuant to the terms of this Agreement or the Certificate of Incorporation, shares of Common Stock in an amount greater than the difference between the Exchange Cap minus the aggregate number of shares of Common Stock issued pursuant to this Agreement on the Closing Date (the “Exchange Cap Maximum”) and (ii) no Existing Buyer shall be permitted to convert Series C Preferred Stock or Non-Voting Common Stock with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap Maximum (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issued to all Purchasers that purchased Preferred Stock pursuant to this Agreement on the Closing Date plus (2) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Preferred Stock and/or Non-Voting Common Stock. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series C Preferred Stock or Non-Voting Common Stock, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series C Preferred Stock or Non-Voting Common Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion in full of such Existing Buyer’s Series C Preferred Stock or Non-Voting Common Stock, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series C Preferred Stock or Non-Voting Common Stock shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series C Preferred Stock or Non-Voting Common Stock on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.

Section 4.23 Preemptive Rights.

(a) For so long as a Purchaser, together with its Affiliates and, for purposes of this Section 4.22, persons who share a common discretionary investment advisor with such Purchaser, holds a Minimum Ownership Interest, if at any time after the date hereof the Company or any of its Subsidiaries makes any public or nonpublic offering or sale of any equity (including Common Stock, Series C Preferred Stock, Non-Voting Common Stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) (any such security, a “New Security”) (other than (i) any Common Stock, Non-Voting Common Stock or other securities issuable upon the exercise or conversion of any securities of the Company issued or agreed or contemplated (and disclosed to the Purchasers in writing) to be issued as of the date hereof; (ii) pursuant to the granting or exercise of employee stock options, restricted stock or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case in the ordinary course of providing incentive compensation in all cases not to exceed in the aggregate the number of shares of Common Stock authorized and reserved for issuance under the 2019 Plan as of the date hereof (excluding employee stock options, restricted stock or other stock incentives issued under the 2003 Plan and the 2009 Plan which are outstanding as of the date hereof); or (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar non-financing transaction), then that Purchaser shall be afforded the opportunity to acquire from the Company for the

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same price (net of any underwriting discounts or sales commissions) and on the same terms as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock equivalent interest in the Company (or its Subsidiaries) immediately prior to any such issuance of New Securities. The amount of New Securities that such Purchaser shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the total number of shares of Common Stock then held by such Purchaser (counting for such purposes all shares of Common Stock into or for which any securities owned by such Purchaser are directly or indirectly convertible or exercisable, including the Series C Preferred Stock and the Non-Voting Common Stock), if any, and the denominator of which is the total number of shares of Common Stock then outstanding (counting for such purposes all shares of Common Stock into or for which any securities owned by such Purchaser are directly or indirectly convertible or exercisable, including the Series C Preferred Stock and the Non-Voting Common Stock). Notwithstanding anything herein to the contrary, in no event shall a Purchaser have the right to purchase New Securities hereunder to the extent such purchase would result in such Purchaser, together with any other Person whose Company securities would be aggregated with such Purchaser’s Company securities for purposes of any bank regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by such Purchaser) would represent more than 9.9% (or, following the Bank Regulatory Approvals, 24.9% with respect to Castle Creek) of the Voting Securities or more than 33.3% of the Company’s total equity outstanding.

(b) Notwithstanding anything in this Section 4.22 to the contrary, upon the request of any Purchaser that such Purchaser not be issued Voting Securities in whole or in part upon the exercise of its rights to purchase New Securities, the Company shall cooperate with such Purchaser to modify the proposed issuance of New Securities to the Purchaser to provide for the issuance of Series C Preferred Stock, Non-Voting Common Stock or other non-voting securities in lieu of Voting Securities; provided, however, that to the extent, following such reasonable cooperation, such modification would cause any other Purchaser to exceed its respective ownership limitation set forth in this Agreement, the Company shall, and shall only be obligated to, issue and sell to the Purchaser such number of Voting Securities and nonvoting securities as will not cause any other Purchaser to exceed its respective ownership limitation set forth in this Agreement and that the Purchaser has indicated it is willing to hold following consummation of such Offering (as defined in Section 4.23(c) below), and any remaining securities may be offered, sold or otherwise transferred to any other person or persons in accordance with Section 4.23(e).

(c) In the event the Company proposes to offer or sell New Securities (the “Offering”), it shall give each Purchaser written notice of its intention, describing the price (or range of prices), anticipated amount of New Securities, timing, and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such Offering). Each such Purchaser shall have fifteen (15) Business Days from the date of receipt of such a notice (the “Response Period”) to notify the Company in writing that it intends to exercise its rights provided in this Section 4.22 and as to the amount of New Securities such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 4.22. Such notice shall constitute a nonbinding indication of interest of such Purchaser to purchase the amount of New Securities so specified at the price and on the terms set forth in the Company’s notice to such Purchaser. The failure of such Purchaser to respond within the Response Period shall be deemed to be a waiver of such Purchaser’s rights under this Section 4.22 only with respect to the Offering described in the applicable notice, but shall not impact any other Purchaser’s rights under this Section 4.22.

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(d) If a Purchaser exercises its rights provided in this Section 4.22, the closing of the purchase of the New Securities in connection with the closing of the Offering with respect to which such right has been exercised shall take place within ninety (90) calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 180 days in order to comply with applicable Laws and regulations (including receipt of any applicable regulatory or shareholder approvals). Notwithstanding anything to the contrary herein, the closing of the purchase of the New Securities by a Purchaser will occur no earlier than the closing of the Offering triggering the right being exercised by such Purchaser. Each of the Company and such Purchaser agrees to use its commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(e) In the event a Purchaser fails to exercise its rights provided in this Section 4.22 within this Response Period or, if so exercised, such Purchaser is unable to consummate such purchase within the time period specified in Section 4.23(d) above because of its failure to obtain any required regulatory or shareholder consent or approval, the Company shall thereafter be entitled (during the period of sixty (60) days following the conclusion of the applicable period) to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within ninety (90) days from the date of such agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.22 by such Purchaser or which such Purchaser is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable in the aggregate to the purchasers of such New Securities than were specified in the Company’s notice to such Purchaser. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 60-day period (or sold and issued New Securities in accordance with the foregoing within ninety (90) days from the date of such agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such New Securities to each Purchaser in the manner provided above.

(f) Notwithstanding the foregoing provisions of this Section 4.22, if a majority of the directors of the Board determines that the Company must issue equity or debt securities on an expedited basis, then the Company may consummate the proposed issuance or sale of such securities (“Expedited Issuance”) and then comply with the provisions of this Section 4.22 provided that (i) the purchasers of such New Securities have consented in writing to the issuance of additional New Securities in accordance with the provisions of this Section 4.22, and (ii) the sale of any such additional New Securities under this Section 4.23(f) to each Purchaser shall be consummated as promptly as is practicable but in any event no later than 90 days subsequent to the date on which the Company consummates the Expedited Issuance under this Section 4.23(f). Notwithstanding anything to the contrary herein, the provisions of this Section 4.23(f) (other than as provided in subclause (ii) of this Section 4.23(f)) shall not be applicable and the consent of the purchasers of such New Securities shall not be required in connection with any Expedited Issuance undertaken at the written direction of the applicable federal regulator of the Company or the Bank.

(g) In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities.

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(h) The Company and each of the Purchasers shall cooperate in good faith to facilitate the exercise of such Purchaser’s rights under this Section 4.22, including to secure any required approvals or consents.

Section 4.24 No Solicitation of Competing Proposal.

(a) Except as provided in this Section 4.24, from and after the date of this Agreement until the earlier of the Closing Date and the date, if any, on which this Agreement is terminated pursuant to Section 6.10, the Company agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause the Company’s directors, officers, employees, agents, consultants and advisors not to, directly or indirectly, solicit, initiate, encourage or facilitate any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any Person relating to any Acquisition Transaction or a potential Acquisition Transaction involving the Company or any of its Subsidiaries.

(b) Notwithstanding the limitations set forth in Section 4.24(a), if after the date of this Agreement and prior to the Closing Date, the Company receives an unsolicited proposal from a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by the Company or its directors, officers, employees, agents, consultants and advisors (an “Unsolicited Company Proposal”) which did not result from or arise in connection with a breach of Section 4.24(a) and which: (i) constitutes a Superior Proposal (as defined in Section 4.24(f)); or (ii) which the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions after providing written notice to each Purchaser of such determination and the basis therefor: (x) furnish nonpublic information with respect to the Company and the Company Subsidiaries to the third party making such Unsolicited Company Proposal, if, and only if, prior to so furnishing such information, the Company and such third party enter into a confidentiality agreement (a “Third Party Confidentiality Agreement”) that is no less restrictive to and no more favorable to such third party or parties than the confidentiality agreements between the Company and the Purchasers and (y) engage in discussions or negotiations with the third party with respect to the Unsolicited Company Proposal; provided, however, that the Company has complied with the requirements of Section 4.24(d) with respect to such Unsolicited Company Proposal or such Superior Proposal. The Third Party Confidentiality Agreement shall provide that such third party shall pay any Termination Fee payable under Section 6.10 and any costs, expenses and interest payable under Section 6.10.

(c) Notwithstanding the foregoing and the limitations set forth in Section 4.24(a), if, prior to the Closing, the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that, due to the existence of a Superior Proposal or an Unsolicited Company Proposal which the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) of Section 4.24(b), in a Superior Proposal, the Board may, solely with respect to a Superior Proposal, enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement (provided that the Company may not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless (x) the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to take such action would be reasonably likely to constitute a breach by the Board of its fiduciary duties under applicable law and (y) in advance of or concurrently with such termination the Company pays or causes to be paid the Termination Fee to each Purchaser in accordance with Section 6.10), but only if the Company shall have first: (i) provided five (5) Business Days’ prior written notice to each Purchaser that it is prepared to enter into a binding written agreement with respect to

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the Superior Proposal and terminate this Agreement, and specifying the reasons therefor, including the terms and conditions of the Unsolicited Company Proposal or Superior Proposal, as applicable (including the most current version of any proposed agreement(s)), and the identity of the Person making the proposal; (ii) offered to provide to each Purchaser all material non-public information delivered or made available to the person making any Unsolicited Company Proposal or Superior Proposal in connection with such Unsolicited Company Proposal or Superior Proposal that was not previously delivered or made available to each Purchaser; (iii) provided to each Purchaser copies of documents relating to the Unsolicited Company Proposal or Superior Proposal provided to the Company by the Person making the proposal (or provided by the Company to such person or their representatives), including the most current version of any proposed agreement or any other letter or other document containing such Person’s proposal (and the Company’s response(s) thereto) and the terms and conditions thereof; and (iv) during such five (5) Business Day period, if requested by a Purchaser, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with such Purchaser to amend this Agreement to make it at least as favorable to the shareholders of the Company as the Unsolicited Company Proposal or Superior Proposal. The Company acknowledges and agrees that (i) any change to the financial terms or (ii) any material change to any other terms of an Unsolicited Company Proposal or Superior Proposal shall require compliance with the foregoing provisions anew.

(d) The Company shall notify each Purchaser orally and in writing promptly (but in no event later than one (1) Business Day) after receipt by the Company, the Bank, or any of their respective directors, officers, employees, representatives, agents or advisors of any proposal or offer from any Person other than a Purchaser regarding an Acquisition Transaction or any request for non-public information by any Person other than a Purchaser in connection with an Acquisition Transaction indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep each Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(e) Nothing contained in this Agreement shall prevent the Company or the Board from issuing as “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Transaction or from making any disclosure to the Company shareholders if the Board (after consultation with outside counsel) concludes that its failure to do so would be inconsistent with its fiduciary duties under applicable Law.

(f) As used in this agreement, “Superior Proposal” shall mean a bona fide written Unsolicited Company Proposal (not solicited or initiated in violation of Section 4.24(a)) that relates to a potential Acquisition Transaction (but changing the references to the twenty percent (20%) amounts contained in the definition of Acquisition Transaction to references to fifty percent (50%)) that is determined in good faith by the Board of the Company, after consultation with the Company’s legal and financial advisors after taking into account all the terms and conditions of the Unsolicited Company Proposal and this Agreement, is on terms that are more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by the Transaction Documents (after giving effect to any changes to this Agreement proposed by the Purchasers in response to such proposal or otherwise) and is, in the reasonable judgment of the Board, reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of such inquiry, proposal or offer and the third party or parties making the inquiry, proposal or offer.

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ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.1 Conditions Precedent to the Obligations of the Purchasers to Purchase Shares. The obligation of each Purchaser to acquire Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which (other than any required regulatory approvals, the receipt of which cannot be waived) may be waived by such Purchaser (as to itself only):

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date.

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by any court or Governmental Entity of competent jurisdiction, nor has there been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents or restricts any Purchaser or any of a Purchaser’s Affiliates from owning or voting any securities of the Company in accordance with the terms thereof.

(d) Consents. The Company shall have obtained in a timely fashion any and all consents, permits, approvals, non-objections, registrations, and waivers necessary for consummation of the purchase and sale of the Shares (including all Required Approvals), all of which shall be and remain so long as necessary in full force and effect.

(e) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(f) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.10 herein.

(g) Ownership Limitation. The purchase of Shares by such Purchaser shall not (i) cause such Purchaser or any of its Affiliates to violate any banking law or regulation, (ii) require such Purchaser or any of its affiliates to file a prior notice under the CIBC Act, or otherwise seek prior approval or non-objection of any banking regulator, (iii) require such Purchaser or any of its Affiliates to become a bank holding company or otherwise serve as a source of strength for the Company or any Bank or (iv) cause such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser’s Company securities for purposes of any banking regulation or Law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser and such other Persons) would represent more than 9.9% of any class of voting securities of the Company outstanding at such time.

(h) Non-Control Determination. Each Purchaser shall have received, in its sole discretion, satisfactory feedback from the Federal Reserve and the OCC (which may be the absence of any communication from the Federal Reserve or the OCC, as applicable) that it will not have “control” of the Company or the Bank for purposes of the BHCA or and that no notice is required under the CIBC Act (or a notice has been submitted and such Purchaser has not received any objection after the expiration or earlier termination of any applicable waiting period).

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(i) Burdensome Condition. Since the date hereof, there shall not be imposed any Burdensome Condition.

(j) Material Adverse Effect. No Material Adverse Effect shall have occurred since December 31, 2018.

(k) No Change in Control. The Company shall not have agreed to enter into or entered into (A) any agreement or transaction in order to raise capital, or (B) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the transactions contemplated by the Transaction Documents.

(l) Certificate of Designations. The Company shall have filed with the Delaware Secretary of State (and the Delaware Secretary of State shall have issued a certificate of designations evidencing the effectiveness of) the Certificate of Designations, setting forth the terms of the Series C Preferred Stock.

(m) Well-Capitalized Status. After the Closing and the consummation of the transactions contemplated by this Agreement, (A) the Bank’s capital levels shall exceed the specific quantitative capital requirements necessary to be deemed “well capitalized” as defined in 12 C.F.R. § 6.4; (B) the Company’s capital levels shall exceed the specific quantitative capital requirements necessary to be deemed “well capitalized” as defined in 12 C.F.R. §§ 225.2(r); (C) the Company and the Bank shall meet or exceed all specific quantitative capital requirements stated in any written agreement, order, understanding or undertaking with the Federal Reserve, the FDIC, or the OCC, as applicable; (D) subject to any regulatory limitations, the Common Shares and Non-Voting Common Stock shall qualify as “Common Equity Tier 1 capital” under 12 C.F.R. Section 217.20(b) and the Series C Preferred Stock shall qualify as “Additional Tier 1 capital” under 12 C.F.R. Section 217.20(c); and (E) the Company’s capital structure will otherwise comply with the “predominance” of voting common equity provisions of 12 C.F.R. Part 225, Appendix A.

(n) Registration Rights Agreement. The Company, Castle Creek and the other Purchasers parties thereto shall have executed and delivered the Registration Rights Agreement.

(o) VCOC Letter Agreement. The Company and Castle Creek shall have executed and delivered the VCOC Letter Agreement.

Section 5.2 Conditions Precedent to the Obligations of the Company to sell Shares. The Company’s obligation to sell and issue the Shares to each Purchaser at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by such Purchaser in Section 3.2 hereof shall be true and correct in all material respects as of the Closing Date, except for such representations and warranties that speak as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date.

(b) Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

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(d) Purchasers Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(e) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.10 herein.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Fees and Expenses. The Company shall reimburse Castle Creek and its Affiliates for all reasonable fees and expenses incurred by Castle Creek and/or its Affiliates in connection with due diligence efforts, legal fees and undertaking of the transactions contemplated by the Transaction Documents (including the preparation, negotiation and review of definitive documentation and regulatory filings, travel expenses and other disbursements); provided, however, the Company shall not reimburse Castle Creek for expenses and shall have no obligation to Castle Creek pursuant to this Section 6.1 in the event this Agreement is terminated by the Company pursuant to Section 6.10(a)(v) (but, for the avoidance of doubt, the Company shall reimburse Castle Creek for expenses pursuant to this Section 6.1 in the event this Agreement is terminated for any other reason other than pursuant to Section 6.10(a)(v)). In addition, the Company shall pay the full cost of (a) the independent loan review obtained by the Company from Gateway Asset Management Company, LLC at Castle Creek’s request, with member(s) of Castle Creek onsite during the review and (b) the review of the asset and liability position of the Bank obtained by the Company from Sandler O’Neill, if requested by Castle Creek, in each case notwithstanding whether the transactions contemplated by this Agreement are consummated. Notwithstanding the foregoing, the maximum aggregate amount that the Company shall be obligated to reimburse Castle Creek pursuant to this Section 6.1 and to pay in connection with the engagement of Gateway Asset Management Company, LLC and Sandler O’Neill pursuant to this Section 6.1 shall be $150,000. Except as set forth above and elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the Company’s sale and issuance of the Securities to the Purchasers.

Section 6.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other parties such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

Section 6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section 6.3 prior to 5:00 p.m., Eastern time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section 6.3 on a day that is not a Trading Day or later than 5:00 p.m., Eastern time, on any Trading Day, (c) if

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sent by U.S. nationally recognized overnight courier service with next day delivery specified (receipt requested) the Trading Day following delivery to such courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Central Federal Corporation
7000 N. High Street
Worthington, OH 43085
Attention: Timothy T. O’Dell
Email: timodell@cfbankmail.com
Facsimile: (614) 505-5697

With a copy to:	Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OH 43215
Attention: Anthony D. Weis
Email: adweis@vorys.com
Facsimile: (614) 719-4776

If to a Purchaser:	To the address set forth under such Purchaser’s name on the signature page hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

Section 6.4 Amendments; Waivers; No Additional Consideration. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party. No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition, or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Shares.

Section 6.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

Section 6.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers. Except as otherwise provided in Section 4.20, any Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of such Purchaser and/or to any Person to whom such Purchaser assigns or transfers any Securities in compliance with the Transaction Documents and applicable Law, provided such transferee shall agree in writing to be bound, with respect to the transferred Securities, by the terms and conditions of this Agreement that apply to the “Purchasers.”

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Section 6.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than, solely with respect to the provisions of Section 4.7, the Purchaser Parties.

Section 6.8 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. Each party agrees that all Proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall occur, on an exclusive basis, in the state or federal courts located in the State of Delaware (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.9 Survival. The representations, warranties, agreements, and covenants contained herein shall survive the Closing, the delivery of the Shares, and any conversion of Series C Preferred Stock into Common Stock or Non-Voting Common Stock as follows: (i) the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.1(f), 3.1(g), 3.1(h), 3.1(i), 3.1(k), 3.1(s), 3.1(t), 3.1(u), 3.1(bb), and 3.1(rr) shall survive for a period of six (6) years following the Closing and delivery of shares, (ii) all other representations and warranties of the Company set forth in Section 3.1 shall survive for a period of 18 months following the Closing and the delivery of the Shares, and (iii) all representations and warranties of the Purchasers set forth in Section 3.2 shall terminate following the Closing and the delivery of the Shares.

Section 6.10 Termination.

(a) This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing:

(i) by mutual written agreement of the Company and any Purchaser (with respect to itself only);

(ii) by the Company or any Purchaser (with respect to itself only) upon written notice to the other parties, in the event that the Closing has not been consummated on or prior to 5:00 p.m., Central Time, on the Outside Date; provided, that, that the right to terminate this Agreement pursuant to this Section 6.10(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

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(iii) by the Company or any Purchaser, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(iv) by any Purchaser (with respect to itself only), upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.1(a) or Section 5.1(b) would not be satisfied;

(v) by the Company (with respect to a Purchaser), upon written notice to such Purchaser, if there has been a breach of any representation, warranty, covenant or agreement made by such Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 5.2(a) or Section 5.2(b) would not be satisfied;

(vi) by any Purchaser, upon written notice to the Company, if such Purchaser or any of its Affiliates receives written notice from or is otherwise advised by the Federal Reserve that the Federal Reserve will not grant (or intends to rescind if previously granted) any of the confirmations or determinations referred to in Section 5.1(i);

(vii) by the Company or any Purchaser, upon written notice to the other parties, if the Company has entered into a binding written agreement with respect to a Superior Proposal in compliance with Section 4.24 and has paid or caused to be paid the Termination Fee (as defined in Section 6.10(c)) to the Purchasers in compliance with Section 6.10(c); or

(viii) prior to the Closing, by any Purchaser, upon written notice to the Company, if the Company shall have materially breached Section 4.24.

(b) In the event of a termination pursuant to this Section 6.10, the Company shall promptly notify all non-terminating Purchasers

(c) Termination Fee and Redemption.

(i) If the Company terminates this Agreement pursuant to Section 6.10(a)(vii) or any Purchaser terminates this Agreement pursuant to Section 6.10(a)(vii) or Section 6.10(a)(viii), the Company shall pay or cause to be paid to each Purchaser by wire transfer of immediately available funds to an account designated by such Purchaser in writing to the Company a sum equal to three percent (3%) of the Purchase Price (the “Termination Fee”). The amount of the Termination Fee shall be in addition to any amount payable by the Company to Purchaser pursuant to Section 6.1 or Section 6.10(c)(iii). If the Company terminates this Agreement pursuant to Section 6.10(a)(vii), the Termination Fee shall be paid in same-day funds prior to or simultaneously with the termination of this Agreement. If any Purchaser terminates this Agreement pursuant to Section 6.10(a)(vii) or Section 6.10(a)(viii), the Termination Fee shall be paid by the Company within one Business Day of the termination of this Agreement.

(ii) In the event that (i) a third party shall have made a proposal with respect to an Acquisition Transaction, which proposal has been publicly disclosed or has been made known to senior management of the Company, or any person shall have publicly announced or made known to senior management of the Company an intention (whether or not conditional) to make a proposal with respect to an Acquisition Transaction and (ii) the Company enters into an agreement, arrangement or understanding

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with respect to any Acquisition Transaction or consummates any Acquisition Transaction (which need not be the same as the Acquisition Transaction set forth in clause (i) above) within twelve (12) months following any termination of this Agreement pursuant to Section 6.10(a)(ii), the Company shall pay or cause to be paid to Purchasers by wire transfer of immediately available funds to an account designated by Purchasers in writing to the Company the Termination Fee within one (1) Business Day of the Company’s entry into any such agreement, arrangement or understanding or consummation of any such Acquisition Transaction.

(iii) The parties acknowledge that the agreements contained in this Section 6.10(c) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to pay or cause to be paid promptly any fee payable by it pursuant to this Section 6.10(c), then the Company shall pay or cause to be paid to Purchasers their respective costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment. The parties also acknowledge that any Termination Fee paid or payable pursuant to this Section 6.10(c) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchasers in the circumstances in which such amount is payable.

Section 6.11 Effects of Termination. In the event of any termination of this Agreement as provided in Section 6.10, this Agreement (other than Section 4.6 and this Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 6.12 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 6.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 6.14 Replacement of Shares. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

55

Section 6.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, each of the Purchasers and the Company shall be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

Section 6.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any Law (including, without limitation, any bankruptcy Law, state or federal Law, common Law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 6.17 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and none of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

Section 6.18 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

56

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CENTRAL FEDERAL CORPORATION

By:
Name: Timothy T. O’Dell
Title:	President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

NAME OF PURCHASER:

By:
Name:
Title:

Aggregate Purchase Price:

Aggregate Number of Shares of Common Stock to
be Acquired at Closing:

Aggregate Number of Shares of Series C Preferred Stock to be Acquired at Closing:

Tax ID No.:

Address for Notice:

Telephone No:

Facsimile No:

E-mail Address:

Attention:

[Signature Page to Securities Purchase Agreement]

Delivery Instructions: (if different than above)
c/o

Street:

City/State/Zip:

Attention:

Telephone No.:

[Signature Page to Securities Purchase Agreement]

EXHIBITS

Exhibit A:	Form of Registration Rights Agreement

Exhibit B:	Accredited Investor Questionnaire

Exhibit C:	Form of Opinion of Company Counsel

Exhibit D:	Form of Secretary’s Certificate

Exhibit E:	Form of Officer’s Certificate

Exhibit F:	Form of VCOC Letter Agreement

Exhibit G:	Form of Certificate of Designations

SCHEDULES

Schedule 3.1(a):	Subsidiaries

Schedule 3.1(b):	Compliance with Banking Laws

Schedule 3.1(g)(i):	Outstanding Options and Convertible Securities

Schedule 3.1(g)(ii):	Outstanding Debt Securities and Indebtedness

Schedule 3.1(g)(iii):	Registration Rights Agreements

Schedule 3.1(j):	Material Changes

Schedule 3.1(n):	Litigation

Schedule 3.1(r):	Insurance

Schedule 3.1(s):	Transactions With Affiliates and Employees

Schedule 3.1(u):	Certain Fees

Schedule 3.1(w):	Registration Rights

Schedule 3.1(pp)(iii):	Loan Portfolio Characteristics

Schedule 3.1(rr):	Employee Benefit Plans

Schedule 3.1(vv):	Material Contracts

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

See attached

CENTRAL FEDERAL CORPORATION

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [•], 2019, by and among Central Federal Corporation, a Delaware corporation (the “Company”), and the purchaser(s) signatory hereto (each a “Registration Rights Purchaser” and collectively, the “Registration Rights Purchasers”).

This Agreement is made pursuant to the Securities Purchase Agreement, dated as of October 25, 2019, between the Company and each Registration Rights Purchaser (the “Purchase Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each of the Registration Rights Purchasers agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 8(h).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Allowable Grace Period” shall have the meaning set forth in Section 5(d).

“Business Day” means a day other than a Saturday or Sunday or other day on which banks located in Ohio are authorized or required by law to close.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, securities convertible into or exchangeable or exerciseable for any of its shares, interests, participations or other equivalents, partnership interests (whether general or limited), limited liability company interests, or equivalent ownership interests in or issued by such Person.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the voting common stock of the Company, par value $0.01 per share, and any securities into which such shares of voting common stock may hereinafter be reclassified.

“Company” shall have the meaning set forth in the Preamble.

“Effective Date” means the date that the Registration Statement filed pursuant to Section 2(a) is first declared effective by the Commission.

Exhibit A	Page 1

“Effectiveness Deadline” means, with respect to the Initial Registration Statement or the New Registration Statement, the seventh (7th) Trading Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.

“Effectiveness Period” shall have the meaning set forth in Section 2(b).

“Event” shall have the meaning set forth in Section 2(c).

“Event Date” shall have the meaning set forth in Section 2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Deadline” means, with respect to the Initial Registration Statement required to be filed pursuant to Section 2(a), the date that is the second (2th) anniversary of the Closing Date, provided, that if the Filing Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline shall be extended to the next Business Day on which the Commission is open for business.

“FINRA” shall have the meaning set forth in Section 5(n).

“Grace Period” shall have the meaning set forth in Section 5(d).

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Holders Counsel” shall have the meaning set forth in Section 5(a).

“Indemnified Party” shall have the meaning set forth in Section 7(c).

“Indemnifying Party” shall have the meaning set forth in Section 7(c).

“Initial Registration Statement” means shall have the meaning set forth in Section 2(a).

“Liquidated Damages” shall have the meaning set forth in Section 2(c).

“Losses” shall have the meaning set forth in Section 7(a).

“New Registration Statement” shall have the meaning set forth in Section 2(a).

“Non-Responsive Holder” shall have the meaning set forth in Section 8(d).

“Non-Voting Common Stock” means the Company’s non-voting common stock, par value $0.01 per share, into which the Series C Preferred Stock is convertible following approval by the Company’s shareholders of an amendment to its certificate of incorporation authorizing said stock.

“Other Securities” means shares of Common Stock, Preferred Stock, Non-Voting Common Stock or shares of other Capital Stock or other securities of the Company which are contractually entitled to registration rights or Capital Stock which the Company is registering pursuant to a Registration Statement.

Exhibit A	Page 2

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Registration” shall have the meaning set forth in Section 3(a).

“Principal Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Proceeding” means an action, claim, suit, investigation, proceeding, arbitration, mediation, demand or hearing (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Registrable Securities” means all of the Shares, the Underlying Shares and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shares or the Underlying Shares, provided that the Shares or the Underlying Shares shall cease to be Registrable Securities upon the earliest to occur of the following: (A) a sale pursuant to a Registration Statement; (B) becoming eligible for sale without time, volume or manner of sale restrictions by the Holders under Rule 144; or (C) if such Shares or Underlying Shares have ceased to be outstanding.

“Registration Rights Purchaser” or “Registration Rights Purchasers” shall have the meaning set forth in the Preamble.

“Registration Statements” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation the Initial Registration Statement, the New Registration Statement and any Remainder Registration Statements), amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Remainder Registration Statement” shall have the meaning set forth in Section 2(a).

“Requested Information” shall have the meaning set forth in Section 8(d).

“Required Registration Statement” means any Initial Registration Statement, New Registration Statement or Remainder Registration Statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

Exhibit A	Page 3

“Rule 144A” means Rule 144A promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“SEC Guidance” means (i) any publicly-available written guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Preferred Stock” means the Company’s Series C Convertible Perpetual Preferred Stock, $0.01 par value per share, and any securities into which such shares of Series C Convertible Perpetual Preferred Stock may hereinafter be reclassified.

“Shares” means the shares of Common Stock and Series C Preferred Stock issued or issuable to the Registration Rights Purchaser pursuant to the Purchase Agreement.

“Shelf Offering” shall have the meaning set forth in Section 4(a).

“Take-Down Notice” shall have the meaning set forth in Section 4(a).

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Underlying Shares” means the shares of Common Stock and Non-Voting Common Stock into which the Series C Preferred Stock is convertible.

2. Mandatory Registration.

(a) On or prior to the Filing Deadline, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities not already covered by an existing and effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 or, if Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Company may reasonably determine (the “Initial Registration Statement”). Notwithstanding the registration obligations set forth in this Section 2, in the event that (i) the Company’s counsel determines that all such Registrable Securities cannot,

Exhibit A	Page 4

as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement prior to filing the Initial Registration Statement, or (ii) the Commission informs the Company that all such Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (A) inform each of the Holders thereof and, as applicable, file the Initial Registration Statement, or use its reasonable best efforts to file amendments to the Initial Registration Statement as required by the Commission and/or (B) withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in each case covering the maximum number of such Registrable Securities permitted to be registered thereon, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, that in the case of (ii) above, prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Securities Act Rules Compliance and Disclosure Interpretation 612.09, or any successor thereto. Notwithstanding any other provision of this Agreement, if the opinion of the Company’s counsel or any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and, in the case of clause (ii) above, notwithstanding that the Company used reasonable best efforts to reasonably advocate with the Commission for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata on the basis of the aggregate number of Registrable Securities owned by each applicable Holder, and under such circumstances, the Company will not be subject to the payment of Liquidated Damages in Section 2(c). In the event the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (A) or (B) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statements”). No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

(b) The Company shall use its reasonable best efforts to cause each Required Registration Statement to be declared effective by the Commission as soon as practicable, and, with respect to the Initial Registration Statement or the New Registration Statement, as applicable, no later than the Effectiveness Deadline, and shall use its reasonable best efforts to keep each Required Registration Statement continuously effective under the Securities Act until the earlier of (i) such time as all of the Registrable Securities covered by such Required Registration Statement have been publicly sold by the Holders or (ii) the date that all Registrable Securities covered by such Required Registration Statement may be sold by the Holders without volume or manner of sale restrictions under Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent (the “Effectiveness Period”). The Company shall request effectiveness of a Required Registration Statement as of 5:00 p.m., New York City time, on a Trading Day. The Company shall promptly notify the Holders via facsimile or electronic mail of a “.pdf” format data file of the effectiveness of a Registration Statement within one (1) Business Day of the Effective Date. The Company shall file a final Prospectus for a Required Registration Statement with the Commission, as required by Rule 424(b) as promptly as reasonably practicable following the Effective Date.

(c) If: (i) the Initial Registration Statement is not filed with the Commission on or prior to the Filing Deadline, (ii) the Initial Registration Statement or the New Registration Statement, as applicable, is not declared effective by the Commission (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline, or (iii) after its Effective Date, (A) such Registration Statement ceases to be effective for any reason (including without limitation by reason of a stop order, or

Exhibit A	Page 5

the Company’s failure to update the Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective, or (B) the Holders are not permitted to utilize the Prospectus therein to resell such Registrable Securities (other than during an Allowable Grace Period), (iv) a Grace Period applicable to a Required Registration Statement exceeds the length of an Allowable Grace Period, or (v) after the Filing Deadline, and only in the event a Registration Statement is not effective or available to sell all Registrable Securities, the Holders are unable to sell Registrable Securities without restriction under Rule 144, (any such failure or breach in clauses (i) through (v) above being referred to as an “Event,” and, for purposes of clauses (i), (ii), (iii) or (v), the date on which such Event occurs, or for purposes of clause (iv) the date on which such Allowable Grace Period is exceeded, being referred to as an “Event Date”), then in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty (“Liquidated Damages”), equal to 2.0% of the aggregate purchase price paid by such Holder pursuant to the Purchase Agreement for any Registrable Securities held by such Holder on the Event Date. The parties agree that notwithstanding anything to the contrary herein or in the Purchase Agreement, no Liquidated Damages shall be payable (i) if as of the relevant Event Date, the Registrable Securities may be sold by the Holders without volume or manner of sale restrictions under Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent, (ii) to a Holder causing an Event that relates to or is caused by any action or inaction taken by such Holder, (iii) to a Holder in the event it is unable to lawfully sell any of its Registrable Securities (including, without limitation, in the event a Grace Period exceeds the length of an Allowable Grace Period) because of possession of material non-public information or (iv) with respect to any period after the expiration of the Effectiveness Period (it being understood that this clause shall not relieve the Company of any Liquidated Damages accruing prior to the expiration of the Effectiveness Period). If the Company fails to pay any Liquidated Damages pursuant to this Section 2(c) in full within ten (10) Business Days after the date payable, the Company will pay interest on the amount of Liquidated Damages then owing to the Holder at a rate of 0.5% per month on an annualized basis (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. With respect to a Holder, the Effectiveness Deadline for a Required Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results from the failure of such Holder to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by such Registration Rights Purchaser).

3. Piggyback Registration.

(a) If the Company intends to file a Registration Statement covering a primary or secondary offering of any of its Common Stock, Series C Preferred Stock, Non-Voting Common Stock or Other Securities, whether or not the sale for its own account, which is not a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S-8 (or successor form), a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable, the Company will promptly (and in any event at least ten (10) Business Days before the anticipated filing date) give written notice to the Holders of its intention to effect such a registration. The Company will effect the registration under the Securities Act of all Registrable Securities that the Holder(s) request(s) be included in such registration (a “Piggyback Registration”) by a written notice delivered to the Company within five (5) Business Days after the notice given by the Company in

Exhibit A	Page 6

the preceding sentence. Subject to Section 3(b), securities requested to be included in a Company registration pursuant to this Section 3 shall be included by the Company on the same form of Registration Statement as has been selected by the Company for the securities the Company is registering for sale referred to above. The Holders shall be permitted to withdraw all or part of the Registrable Securities from the Piggyback Registration at any time at least two (2) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration (the “Piggyback Registration Statement”). If the Company elects to terminate any registration filed under this Section 3 prior to the effectiveness of such registration, the Company will have no obligation to register the securities sought to be included by the Holders in such registration under this Section 3. There shall be no limit to the number of Piggybank Registrations pursuant to this Section 3(a).

(b) If a Registration Statement under this Section 3 relates to an underwritten offering and the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the Common Stock and Other Securities the Company proposes to sell, (ii) second, the Registrable Securities of the Holders who have requested inclusion of Registrable Securities pursuant to this Section 3, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or as such Holders may otherwise agree, and (iii) third, any Other Securities of the Company that have been requested to be so included, subject to the terms of this Agreement. The Company shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with an underwritten offering made pursuant to this Section 3; provided that such underwriter(s) shall be reasonably acceptable to the applicable Holder(s). No Holder may participate in any underwritten registration under this Section 3 unless such Holder (i) agrees to sell the Registrable Securities it desires to have covered by the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

4. Underwritten Shelf Offerings.

(a) At any time that a shelf registration statement covering Registrable Securities pursuant to Section 2 or Section 3 is effective, if any Holder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the shelf registration statement (a “Shelf Offering”), then the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other Holders pursuant to this Section 4(a)). In connection with any Shelf Offering, including any Shelf Offering that is an underwritten offering, such proposing Holder(s) shall also deliver the Take-Down Notice to all other holders of Registrable Securities included on such shelf Registration Statement and permit each such Holder to include its Registrable Securities included on the shelf Registration Statement in the Shelf Offering if such holder notifies the proposing Holder(s) and the Company within five days after delivery of the Take-Down Notice to such Holder.

(b) The Company shall have no obligation to effect an underwritten offering under this Section 4 on behalf of the holders of Registrable Securities electing to participate in such offering unless the expected gross proceeds from such offering exceed $7,500,000.

Exhibit A	Page 7

(c) If a Shelf Offering of Registrable Securities included in a Required Registration Statement is to be conducted as an underwritten offering, then the Holders of the majority of the Registrable Securities included in a Required Registration Statement shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with such offering; provided, that such selection shall be reasonably acceptable to the Company. If, in connection with any such underwritten offering, the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the Registrable Securities of the Holders who have requested registration of Registrable Securities pursuant to this Section 4, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or as the Holders may otherwise agree amongst themselves, (ii) second, the Common Stock and Other Securities the Company proposes to sell, and (iii) third, any Other Securities of the Company that have been requested to be so included, subject to the terms of this Agreement. No Holder may participate in any underwritten registration under this Section 4 unless such Holder (i) agrees to sell the Registrable Securities it desires to include in the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

(d) In addition to Sections (a) and (b) of this Section 4, a Shelf Offering of Registrable Securities included on a Piggyback Registration Statement initiated by Holders shall be subject to the procedures set forth in Section 3(b).

5. Registration Procedures.

In connection with the Company’s registration obligations hereunder:

(a) the Company shall, not less than three (3) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, proxy statements and Current Reports on Form 8-K and any similar or successor reports), furnish to one counsel designated by a majority of the outstanding Registrable Securities (“Holders Counsel”), copies of such Registration Statement, Prospectus or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the reasonable review of Holders Counsel; provided that each Holder shall have the right to review, prior to filing, its selling shareholder information. The Company shall not file any Registration Statement or amendment or supplement thereto containing information which Holders Counsel reasonably objects in good faith, unless the Company shall have been advised by its counsel that the information objected to is required under the Securities Act or the rules or regulations adopted thereunder.

(b) (i) the Company shall prepare and file with the Commission such amendments, including post-effective amendments and supplements, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period (except during an Allowable Grace Period); (ii) the Company shall cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424 (except during an Allowable Grace Period); (iii) the Company shall respond as promptly as reasonably practicable to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible,

Exhibit A	Page 8

provide the Holders Counsel true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to the Holders as “Selling Shareholders”; and (iv) the Company shall comply in all material respects with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by a Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by the Holders thereof as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, that each Holder shall be responsible for the delivery of the Prospectus to the Persons to whom such Registration Rights Purchaser sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and each Holder agrees to dispose of Registrable Securities in compliance with applicable federal and state securities laws. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 5(b)) by reason of the Company filing a report on Form 10-K, Form 10- Q or Form 8-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the Commission as promptly as practicable.

(c) the Company shall notify the Holders (which notice shall, pursuant to clauses (ii) through (iv) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made, if applicable) as promptly as reasonably practicable following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement has been filed with the Commission; and (B) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of the issuance by the Commission or any other federal or state Governmental Entity of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (iv) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.

(d) Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the Commission, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time is not, in the good faith judgment of the Company, in the best interests of the Company (such delay, a “Grace Period”). During the Grace Period, the Company shall not be required to maintain the effectiveness of any Registration Statement filed hereunder and, in any event, Holders shall suspend sales of Registrable Securities pursuant to such Registration Statements during the pendency of the Grace Period provided, the Company shall promptly (i) notify the Holders in writing of the existence of material non-public information giving rise to a Grace Period or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin, (ii) use reasonable best efforts to terminate a Grace Period as promptly as practicable provided that such termination is, in the good faith judgment of the Company, in the best interest of the Company and (iii) notify the Holders in writing of the date on which the Grace Period ends; provided, further, that, with respect to a Required Registration Statement only, no single Grace Period shall exceed forty-five (45) consecutive days, and during any three hundred sixty-five (365) day period, the aggregate of all Grace Periods shall not exceed an aggregate of ninety (90) days (each Grace

Exhibit A	Page 9

Period complying with this provision being an “Allowable Grace Period”). For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) above and shall end on and include the later of the date the Holders receive the notice referred to in clause (iii) above and the date referred to in such notice; provided, that no Grace Period shall be longer than an Allowable Grace Period. Notwithstanding anything to the contrary, the Company shall use reasonable best efforts to cause the Transfer Agent to deliver unlegended Shares to a transferee of a Holder in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which a Holder has entered into an irrevocable contract for sale prior to the Holder’s receipt of the notice of a Grace Period and for which the Holder has not yet settled.

(e) the Company shall use reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(f) the Company shall, if requested by a Holder, furnish to such Holder, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company shall have no obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR or successor system.

(g) the Company agrees to promptly deliver to each Holder whose Registrable Securities are included in the applicable Registration Statement, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(h) the Company shall, prior to any resale of Registrable Securities by a Holder, use its reasonable best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or “Blue Sky” laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any general tax in any such jurisdiction where it is not then so subject or file a consent to service of process in any such jurisdiction.

(i) the Company shall enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any such permitted underwritten offering of Registrable Securities, (i) the Company shall (A) make such representations and warranties to the selling Holders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) use its reasonable best efforts to furnish opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance)

Exhibit A	Page 10

shall be reasonably satisfactory to the managing underwriter(s), if any) addressed to each of the managing underwriter(s), if any, covering the matters customarily covered in opinions requested in underwritten offerings, (C) use its reasonable best efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (D) include within the underwriting agreement indemnification provisions and procedures customary in such underwritten offerings and (E) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company, (ii) each Holder shall not, during such period (which period shall in no event exceed one hundred and eighty (180) days, subject to any then customary “booster shot” extension (which extension shall not exceed thirty (30) days) following the effective date of any Registration Statement to the extent requested by any managing underwriter, sell, pledge, hypothecate, transfer, make any short sale of, loan, grant any option or right to purchase of, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Securities owned by it at any time during such period, except Registrable Securities included in such registration; provided that any release of Registrable Securities from such agreement shall be effected among the Holders on a pro rata basis according to the Registrable Securities then owned by them, and (iii) the Company shall use its reasonable best efforts to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to one hundred and eighty (180) days (subject to any then customary “booster shot” extensions) as may be requested by any managing underwriter. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

(j) the Company shall make available for inspection by any Holder of Registrable Securities included in such Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that any Records that are not generally publicly available at the time of delivery of such Records shall be kept confidential by such Inspectors unless (i) the disclosure of such Records is necessary in the reasonable judgment of the Inspectors to avoid or correct a misstatement or omission in the Registration Statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided, further, that each Holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company to the extent legally permitted and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential.

(k) the Company shall, in the case of an underwritten offering, cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, by participation in “road shows”) if requested by the managing underwriter(s) and taking into account the Company’s business needs.

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(l) the Company shall reasonably cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement and under law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holders may reasonably request. Certificates for Registrable Securities free from all restrictive legends may be transmitted by the transfer agent to a Holder by crediting the account of such Holder’s prime broker with DTC as directed by such Holder.

(m) the Company shall following the occurrence of any event contemplated by Sections 5(c)(ii)-(iv), as promptly as reasonably practicable, as applicable: (i) use its reasonable best efforts to prevent the issuance of any stop order or obtain its withdrawal at the earliest possible moment if the stop order have been issued, or (ii) taking into account the Company’s good faith assessment of any adverse consequences to the Company and its shareholders of the premature disclosure of such event, prepare and file a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.

(n) the Company may require each selling Holder to furnish to the Company a certified statement as to (i) the number of securities of the Company beneficially owned by such Holder and any Affiliate thereof, (ii) any Financial Industry Regulatory Authority (“FINRA”) affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock and (iv) any other information as may be requested by the Commission, FINRA, any state securities commission or any other government or regulatory body with jurisdiction over the Company or its activities. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of Registrable Securities because any Holder fails to furnish such information within five (5) Trading Days of the Company’s request, any Liquidated Damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.

(o) the Company shall cooperate with any registered broker through which a Holder proposes to resell its Registrable Securities in effecting a filing with FINRA pursuant to FINRA Rule 5110 as requested by any such Holder and the Company shall pay the filing fee required for the first such filing (but not additional filings) within two (2) Business Days of the request therefore.

(p) if the Company becomes eligible to use Form S-3 during the term of this Agreement, the Company shall use its reasonable best efforts to maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(q) if requested by a Holders Counsel, the Company shall (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees (upon advice of counsel) is required to be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

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The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such Holder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any Holder who fails to furnish such information within a reasonable time after receiving such request.

6. Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees of counsel for the Holders) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence that are the Company’s responsibility shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, (B) with respect to compliance with applicable state securities or “Blue Sky” laws (including, without limitation, fees and disbursements of counsel for the Company in connection with “Blue Sky” qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by the Holders) and (C) if not previously paid by the Company in connection with an issuer filing, with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale, (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by the Holders of a majority of the Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (vii) those expenses of Castle Creek actually and reasonably incurred, including without limitation, reasonable attorneys’ fees, not to exceed $50,000 in the aggregate. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

7. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder and each of their respective officers, directors, agents, general partners, managing members, managers, Affiliates and employees, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, general partners, managing members, managers, agents and employees of such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or

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alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder or on behalf of such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder or Holders Counsel expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, (B) Holder’s failure to deliver or cause to be delivered the Prospectus or any amendment or supplement thereto made available by the Company in compliance with Section 8(g), or (C) in the case of an occurrence of an event of the type specified in Sections 5(c)(ii)-(iv), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing or electronic mail that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 8(h) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 7(c)) and shall survive the transfer of the Registrable Securities by the Holders.

(b) Indemnification by Holders. Each Holder shall, notwithstanding any termination of this Agreement, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (A) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use therein, or (B) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder or Holders Counsel expressly for use in a Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (C) in the case of an occurrence of an event of the type specified in Sections 5(c)(ii)- (iv), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 8(h), but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected, or (ii) Holder’s failure to deliver or cause to be delivered the Prospectus or any amendment or supplement thereto made available by the Company in compliance with Section 8(g). In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of one (1) counsel reasonably satisfactory to the Indemnified Party and the payment of all

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reasonable and documented fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such written notice within a reasonable time of commencement of any such Proceeding shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party in its ability to defend such Proceeding.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnified Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel in writing that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (plus local counsel, if reasonably necessary) at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or unreasonably conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all documented fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 7(c)) shall be paid to the Indemnified Party, as incurred, within twenty (20) Trading Days of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder.

(d) Contribution. If a claim for indemnification under Section 7(a) or 7(b) is unavailable to an Indemnified Party (other than in accordance with its terms) or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 7(d) was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), no Holder shall be

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required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 7 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Purchase Agreement.

8. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder of any of their obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company and each Holder agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Prohibition on Other Registrations. The Company agrees not to effect or initiate a registration statement for any public sale or distribution of any securities similar to those being registered pursuant to this Agreement, or any securities convertible into or exchangeable or exercisable for such securities (other than a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S-8 (or successor form), a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable), during the fourteen (14) calendar days prior to, and during the sixty (60) calendar-day period beginning on, the effective date of any Registration Statement in which the Holders of Registrable Securities are participating (except as part of any such registration, if permitted).

(c) Rule 144 Requirements. For so long as the Company is subject to the reporting requirements of the Exchange Act, the Company will use its reasonable best efforts to timely file with the Commission such reports and information required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and as the Commission may require. The Company shall furnish to any Holder of Registrable Securities forthwith upon request a written statement as to its compliance with the reporting requirements of Rule 144 (or any successor exemptive rule), the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements); a copy of its most recent annual or quarterly report unless otherwise available through the Commission’s EDGAR filing system; and such other reports and documents as such Person may reasonably request unless otherwise available through the Commission’s EDGAR filing system in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

(d) Obligations of Holders and Others in a Registration. Each Holder agrees to timely furnish in writing such information regarding such Person, the securities sought to be registered and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably be required to effect the registration of such Registrable Securities (the “Requested Information”) and shall take such other action as the Company may reasonably request in connection with the registration, qualification or compliance or as otherwise provided herein. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each holder of the information the

Exhibit A	Page 16

Company requires from such Holder if such Holder elects to have any of such Holder’s Registrable Securities included in the Registration Statement. If at least five (5) Business Days prior to the filing date, the Company has not received the Requested Information from a Holder (a “Non-Responsive Holder”), then the Company may exclude from any Registration Statement the Registrable Securities of such Non-Responsive Holder.

(e) Rule 144A. The Company agrees that, upon the request of any Holder of Registrable Securities or any prospective purchaser of Registrable Securities designated by a Holder, the Company shall promptly provide (but in any case within fifteen (15) calendar days of a request) to such Holder or potential purchaser, the following information:

(i) a brief statement of the nature of the business of the Company and any subsidiaries and the products and services they offer;

(ii) the most recent consolidated balance sheets and profit and losses and retained earnings statements, and similar financial statements of the Company for the two (2) most recent fiscal years (such financial information shall be audited, to the extent reasonably available); and

(iii) such other information about the Company, any subsidiaries, and their business, financial condition and results of operations as the requesting Holder or purchaser of such Registrable Securities shall reasonably request in order to comply with Rule 144A, as amended, and in connection therewith the anti-fraud provisions of the federal and state securities laws.

The Company hereby represents and warrants to any such requesting Holder and any prospective purchaser of Registrable Securities from such Holder that the information provided by the Company pursuant to this Section 8(e) will, as of their dates, not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(f) Limitations on Subsequent Registration Rights. The Company will not enter into any agreements with any holder or prospective holder of any securities of the Company which would grant such holder or prospective holder registration rights with respect to the securities of the Company which would have priority over the Registrable Securities with respect to the inclusion of such securities in any registration. If the Company enters into an agreement that contains terms more favorable, in form or substance, to any shareholders than the terms provided to the Holders under this Agreement, then the Company will modify or revise the terms of this Agreement in order to reflect any such more favorable terms for the benefit of the Holders.

(g) Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

(h) Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 5(c)(ii)-(iv), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

Exhibit A	Page 17

(i) No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date hereof, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

(j) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and Holders of a majority of the then outstanding Registrable Securities; provided that any such amendment, modification, supplement or waiver that materially, adversely and disproportionately effects the rights or obligations of any Holder vis-a-vis the other Holders shall require the prior written consent of such Holder.

(k) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail (provided the sender receives a machine-generated confirmation of successful facsimile transmission or e-mail notification or confirmation of receipt of an e-mail transmission) at the facsimile number or e-mail address specified in this Section prior to 5:00 p.m., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Central Federal Corporation
7000 N. High Street
Worthington, OH 43085
Attention: Timothy T. O’Dell
Email: timodell@cfbankmail.com
Facsimile: (614) 505-5697

With a copy to:	Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, OH 43215
Attention: Anthony D. Weis
Email: adweis@vorys.com
Facsimile: (614) 719-4776
If to a Registration Rights Purchaser:

To the address set forth under such Registration Rights Purchaser’s name on the signature page hereof or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(l) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement,

Exhibit A	Page 18

except as expressly provided in this Agreement. The Company may not assign its rights (except by merger or in connection with another entity acquiring all or substantially all of the Company’s assets) or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities. The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by any Registration Rights Purchaser to any transferee of the Shares only if: (i) the Registration Rights Purchaser agrees in writing with the transferee or assignee to assign such rights; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (A) the name and address of such transferee or assignee and (B) the securities with respect to which such registration rights are being transferred or assigned; and (iii) at or before the time the Company received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein with respect to a Holder or Registration Rights Purchaser. In the event of any delay in filing or effectiveness of the Registration Statement as a result of such assignment by a Registration Rights Purchaser or its transferee, the Company shall not be liable for any damages arising from such delay.

(m) Execution and Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

(n) Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby agree that all actions or proceedings arising out of or related to this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts in the State of Delaware. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(o) Cumulative Remedies. Except as provided in Section 2(c) with respect to Liquidated Damages, the remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(p) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(q) Headings. The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.

Exhibit A	Page 19

(r) Independent Nature of Registration Rights Purchasers’ Obligations and Rights. The obligations of each Registration Rights Purchaser under this Agreement are several and not joint with the obligations of any other Registration Rights Purchaser hereunder, and no Registration Rights Purchaser shall be responsible in any way for the performance of the obligations of any other Registration Rights Purchaser hereunder. The decision of each Registration Rights Purchaser to purchase the Shares pursuant to the Purchase Agreement has been made independently of any other Registration Rights Purchaser. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Registration Rights Purchaser pursuant hereto or thereto, shall be deemed to constitute the Registration Rights Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Registration Rights Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Registration Rights Purchaser acknowledges that no other Registration Rights Purchaser has acted as agent for such Registration Rights Purchaser in connection with making its investment hereunder and that no Registration Rights Purchaser will be acting as agent of such Registration Rights Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Purchase Agreement. Each Registration Rights Purchaser shall be entitled to protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Registration Rights Purchaser to be joined as an additional party in any Proceeding for such purpose. The Company acknowledges that each of the Registration Rights Purchasers has been provided with the same Registration Rights Agreement for the purpose of closing a transaction with multiple Registration Rights Purchasers and not because it was required or requested to do so by any Registration Rights Purchaser. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Registration Rights Purchaser, solely, and not between the Company and the Registration Rights Purchasers collectively and not between and among the Registration Rights Purchasers.

(s) Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than as set forth or referred to herein and in the Purchase Agreement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

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Exhibit A	Page 20

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

CENTRAL FEDERAL CORPORATION

By:

Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

NAME OF INVESTING ENTITY
AUTHORIZED SIGNATORY

By:
Name:
Title:

ADDRESS FOR NOTICE

c/o:

Street:

City/State/Zip:

Attention:

Tel:

Fax:

E-mail:

[Signature Page to Registration Rights Agreement]

EXHIBIT B

ACCREDITED INVESTOR QUESTIONNAIRE

(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

To: Central Federal Corporation

This Accredited Investor Questionnaire (“Questionnaire”) must be completed by each potential investor in connection with the offer and sale by Central Federal Corporation, a Delaware corporation (the “Company”) of shares of (i) common stock, par value $0.01 per share (the “Common Shares”) and (ii) the Series C Preferred Stock of the Company, par value $0.01 per share (the “Series C Preferred Shares”). The Common Shares and the Series C Preferred Shares shall be collectively referred herein to as the “Shares.” The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the “Act”), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor. The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements. The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security. Your answers will be kept strictly confidential. However, by signing this Questionnaire, you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares. Please print or type all responses and attach additional sheets of paper if necessary to complete answers to any item.

PART A.             BACKGROUND INFORMATION

Name of Beneficial Owner of the Shares:

Business Address:

(Number and Street)

(City)                                                                                           (State)                                                                                                               (Zip Code)

Telephone Number: (    )

If a corporation, partnership, limited liability company, trust or other entity:

Type of entity:

Were you formed for the purpose of investing in the securities being offered?

Yes ☐ No ☐

Exhibit B	Page 1

If an individual:

Residential Address:

(Number and Street)

(City)                                                                                          (State)                                                                                                               (Zip Code)

Telephone Number: (    )

Age:                                                      Citizenship:                                                                  Where registered to vote:

Set forth in the space provided below the state(s), if any, in the United States in which you maintained your residence during the past two years and the dates during which you resided in each state:

Are you a director or executive officer of the Company?

Yes ☐ No ☐

Social Security or Taxpayer Identification No.

PART B.             ACCREDITED INVESTOR QUESTIONNAIRE

In order for the Company to offer and sell the Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor status. Please initial each category applicable to you as a Purchaser of Shares.

☐ 1.	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ 2.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

☐ 3.	An insurance company as defined in Section 2(a)(13) of the Securities Act;

☐ 4.	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

☐ 5.	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

☐ 6.	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ 7.	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

Exhibit B	Page 2

☐ 8.	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐ 9.	An organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

☐ 10.	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

☐ 11.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000 (see Note 11 below);

☐ 12.	A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

☐ 13.	An executive officer or director of the Company; and

☐ 14.	An entity in which all of the equity owners qualify under any of the above subparagraphs. If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies.

Note 11. For purposes of calculating net worth under paragraph (11):

(A)	The person’s primary residence shall not be included as an asset;

(B)

Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C)

Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

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Exhibit B	Page 3

A. FOR EXECUTION BY AN INDIVIDUAL:

By
Date

Print Name:

B. FOR EXECUTION BY AN ENTITY:

Entity Name:

By
Date

Print Name:

Title:

C. ADDITIONAL SIGNATURES (if required by partnership, corporation or trust document):

Entity Name:

By
Date

Print Name:

Title:

By

Date
Print Name:

Title:

[Signature Page to Accredited Investor Questionnaire]

EXHIBIT C

FORM OF OPINION OF COMPANY COUNSEL

1.	The Company validly exists as a corporation in good standing under the laws of the State of Delaware.

2.	The Company has the corporate power and authority to execute and deliver and to perform its obligations under the Transaction Documents, including, without limitation, to issue the Shares.

3.	The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

4.	The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation under the provisions of the Federal Deposit Insurance Act.

5.

Each of the Transaction Documents has been duly authorized, executed, and delivered by the Company and, assuming due authorization, execution, and delivery by the Purchasers (to the extent they are a party), each of the Transaction Documents constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

6.

The execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations under such agreements, including its issuance and sale of the Shares, do not and will not: (a) require any consent, approval, license or exemption by, order or authorization of, or filing, recording, or registration by the Company with any federal or state governmental authority, except (1) as may be required by federal securities laws with respect to the Company’s obligations under the Registration Rights Agreement, (2) the filing of Form D pursuant to the United States Securities and Exchange Commission Regulation D, and (3) the filings required in accordance with Section 4.4 of the Securities Purchase Agreement, (b) violate any federal or state statute, rule, or regulation, or any rule or regulation of any Governmental Entity, or any court order, judgment, or decree, if any, listed in Exhibit A hereto, which exhibit lists all court orders, judgments, and decrees that the Company has certified to us are applicable to it, (c) result in any violation of the Certificate of Incorporation or Bylaws of the Company, or (d) result in a breach of, or constitute a default under, any contract listed on Schedule 3.1(vv) to the Securities Purchase Agreement.

7.

Assuming the accuracy of the representations, warranties, and compliance with the covenants and agreements of the Purchasers and the Company contained in the Securities Purchase Agreement, it is not necessary, in connection with the offer, sale, and delivery of the Shares and Underlying Shares to the Purchasers to register the Shares or Underlying Shares under the Securities Act.

8.

The Shares being delivered to the Purchasers pursuant to the Securities Purchase Agreement have been duly and validly authorized and, when issued, delivered, and paid for as contemplated in the Securities Purchase Agreement, will be duly and validly issued, fully paid and non-assessable, and free of any preemptive right or similar rights contained in the Company’s Certificate of Incorporation or Bylaws. The shares of Common Stock to be issued upon conversion of the Series C Preferred Stock have been duly authorized on the part of the Company, have been duly reserved for issuance by all necessary corporate action on the part of the Company and, when issued as provided for in the Certificate of Incorporation, will be validly issued, fully paid and non-assessable, and free of any preemptive rights except for those herein pursuant to law or the Certificate of Incorporation, as amended, or Bylaws. The shares of Non-Voting Common Stock to be issued upon conversion of the Series C Preferred Stock will, upon receipt of the Shareholder Approval and filing of the Non-Voting Common Stock Certificate of Amendment with the Secretary of State of the State of Delaware, have been duly authorized by all necessary corporate action and when so issued upon such conversion will be validly issued, fully paid and non-assessable, and free of any preemptive rights except for those herein pursuant to law or the Certificate of Incorporation, as amended, or Bylaws.

Exhibit C	Page 1

EXHIBIT D

FORM OF SECRETARY’S CERTIFICATE

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Central Federal Corporation, a Delaware corporation (the “Company”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of the Company in connection with the Securities Purchase Agreement, dated as of October 25, 2019, by and among the Company and the investors party thereto (the “Purchase Agreement”), and further certifies in his or her official capacity, in the name and on behalf of the Company, the items set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

1.

Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Company at a meeting held on [•], 2019. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

2.	Attached hereto as Exhibit B is a true, correct and complete copy of the Certificate of Incorporation of the Company, together with any and all amendments thereto as in effect on the date hereof.

3.	Attached hereto as Exhibit C is a true, correct and complete copy of the bylaws of the Company and any and all amendments thereto as in effect on the date hereof.

4.

Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Purchase Agreement and each of the Transaction Documents on behalf of the Company, and the signature appearing opposite such person’s name below is such person’s genuine signature.

Name	Position	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this [•] day of [•], 2019.

[ ]
Secretary

I, [________], [________] of the Company, hereby certify that [________] is the duly elected, qualified, and acting Secretary of the Company and that the signature set forth above is his true signature.

[________]
[________]

Exhibit D	Page 1

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

The undersigned, the President and Chief Executive Officer of Central Federal Corporation, a Delaware corporation (the “Company”), pursuant to Section 2.2(a)(v) of the Securities Purchase Agreement, dated as of October 25, 2019, by and among the Company and the investors signatory thereto (the “Purchase Agreement”), hereby represents, warrants and certifies as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement):

1.

The representations and warranties of the Company contained in the Purchase Agreement are true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date.

2.

The Company has performed, satisfied and complied in all material respects with those covenants, agreements, and conditions set forth in Section 5.1 of the Purchase Agreement and all other covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

3.

Since December 31, 2018, there has not occurred any circumstance, event, change, development or effect that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Bank.

IN WITNESS WHEREOF, the undersigned has executed this certificate this [•] day of [•], 2019.

Timothy T. O’Dell
President and Chief Executive Officer

Exhibit E	Page 1

EXHIBIT F

FORM OF VCOC LETTER AGREEMENT

CENTRAL FEDERAL CORPORATION

7000 N. HIGH STREET

WORTHINGTON, OH 43085

[•], 2019

Castle Creek Capital Partners VII, L.P.

6051 El Tordo

Rancho Santa Fe, CA 92091

Dear Sir/Madam:

Reference is made to the Securities Purchase Agreement by and among Central Federal Corporation, a Delaware corporation (the “Corporation”) and the investors party thereto, including Castle Creek Capital Partners VII, L.P., a Delaware limited partnership (the “VCOC Investor”), dated as of October 25, 2019 (the “Securities Purchase Agreement”), pursuant to which the VCOC Investor agreed to purchase from the Corporation shares of its voting common stock, par value $0.01 per share (the “Common Stock”), and shares of its Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”). Capitalized terms used herein without definition shall have the respective meanings in the Securities Purchase Agreement.

For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that it shall:

For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, Series C Preferred Stock or Non-Voting Common Stock, provide the VCOC Investor or its designated representative with the governance rights set forth in the Securities Purchase Agreement;

For so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any Common Stock, Series C Preferred Stock or Non-Voting Common Stock, without limitation or prejudice of any of the rights provided to the VCOC Investor under the Securities Purchase Agreement or any other agreement or otherwise, provide the VCOC Investor or its designated representative with:

(i) the right to visit and inspect any of the offices and properties of the Corporation and its subsidiaries and inspect the books and records of the Corporation and its subsidiaries at such times as the VCOC Investor shall reasonably request upon three (3) business days’ notice but not more frequently than once per calendar quarter, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, or reports of examination of any national or state chartered insured bank, which information may only be disclosed by the Corporation or any subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;

Exhibit F	Page 1

(ii) consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiaries prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year of the Corporation as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred and twenty (120) days after the end of such fiscal year together with an auditor’s report thereon of a firm of established national reputation; and

(iii) to the extent the Corporation or any of its subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or any subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or any of its subsidiaries as soon as available;

provided, that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the United States Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

Make appropriate officers and directors of the Corporation, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar quarter, with respect to matters relating to the business and affairs of the Corporation and its subsidiaries; and

If the VCOC Investor’s regular outside counsel determines in writing that other rights of consultation are reasonably necessary under applicable legal authorities promulgated after the date of this agreement to preserve the qualification of VCOC Investor’s investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), the Corporation agrees to cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies; provided that such consultation rights shall be limited to once per calendar quarter.

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

Exhibit F	Page 2

The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit F	Page 3

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first above written.

CENTRAL FEDERAL CORPORATION

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VII, L.P.

By: Castle Creek Capital VII LLC, its general partner

By:
Name:
Title:

[Signature Page to VCOC Letter Agreement]

EXHIBIT G

CERTIFICATE OF DESIGNATIONS

OF

SERIES C CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

CENTRAL FEDERAL CORPORATION

Pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, a series of preferred stock, $0.01 par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1. Definitions.

(a) “Affiliate” has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.

(b) “Board of Directors” means the board of directors of the Corporation.

(c) A “business day” means any day other than a Saturday or a Sunday or a day on which banks in Ohio are authorized or required by law, executive order or regulation to close.

(d) “Certificate” means a certificate representing one (1) or more shares of Series C Preferred Stock.

(e) “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and in effect from time and time.

(f) “Common Stock” means the voting common stock of the Corporation, $0.01 par value per share.

(g) “Corporation” means Central Federal Corporation, a Delaware corporation.

(h) “Dividends” has the meaning set forth in Section 3.

(i) “Exchange Agent” means Computershare Trust Company, N.A., solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(j) “Exchange Cap” has the meaning set forth in Section 5(b).

(k) “Exchange Cap Allocation Amount” has the meaning set forth in Section 5(b).

(l) “Exchange Cap Maximum” has the meaning set forth in Section 5(b).

Exhibit G	Page 1

(m) “Existing Buyer” has the meaning set forth in Section 5(b).

(n) “Liquidation Distribution” has the meaning set forth in Section 4(b).

(o) “Mandatory Conversion Date” means, with respect to shares of Series C Preferred Stock of any and all holders thereof, the Non-Voting Common Stock Certificate of Amendment Effective Date.

(p) “Non-Voting Common Stock” means, if authorized by all necessary action on the part of the Corporation, a class of common equity of the Corporation containing terms substantially as set forth in Annex A to this Certificate of Designations.

(q) “Non-Voting Common Stock Certificate of Amendment Effective Date” means the date that the Corporation shall have filed an amendment to the Certificate of Incorporation with the Delaware Secretary of State as required by the Delaware General Corporation Law to authorize a class of Non-Voting Common Stock containing terms substantially as set forth in Annex A to this Certificate of Designations in an amount of shares sufficient to permit the full conversion of the Series C Preferred Stock into shares of Non-Voting Common Stock.

(r) “Permissible Transfer” means a transfer by the holder of Series C Preferred Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Series C Preferred Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Series C Preferred Stock but is one in which no one transferee (or group of associated transferees) acquires the right to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Series C Preferred Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer.

(s) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(t) “Principal Market” means the NASDAQ Capital Market.

(u) “Series C Preferred Stock” has the meaning set forth in Section 2.

(v) “SPA” has the meaning set forth in Section 5(b).

(w) “Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

2. Designation; Number of Shares. The series of shares of Preferred Stock hereby authorized shall be designated the “Series C Convertible Perpetual Preferred Stock”. The number of authorized shares of the Series C Preferred Stock shall be 12,337 shares. The Series C Preferred Stock shall have a par value of $0.01 per share. Each share of Series C Preferred Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Series C Preferred Stock is identical in all respects to every other share of Series C Preferred Stock.

Exhibit G	Page 2

3. Dividends. The Series C Preferred Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”) on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable Dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such Dividends are to be determined). Accordingly, the holders of record of Series C Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the number of shares of Common Stock with respect to the number of shares of Common Stock into which the shares of Series C Preferred Stock would be converted, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Series C Preferred Stock in an amount per share of Series C Preferred Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Series C Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series C Preferred Stock. Dividends that are payable on Series C Preferred Stock will be payable to the holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series C Preferred Stock will have no right to receive any Dividends.

4. Liquidation.

(a) Rank. The Series C Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Series C Preferred Stock or the Common Stock, and (ii) pari passu with the Common Stock pro rata on an as-converted basis. Not in limitation of anything contained herein, and for purposes of clarity, the Series C Preferred Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b) Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series C Preferred Stock will be entitled to receive, for each share of Series C Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Series C Preferred Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Series C Preferred Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Series C Preferred Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series C Preferred Stock at such time, without regard to any limitations on conversion of the Series C Preferred Stock). All Liquidation Distributions to the holders of the Series C Preferred Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

Exhibit G	Page 3

5. Conversion.

(a) General.

(i) Unless the shares of Series C Preferred Stock shall have previously been converted into shares of Non-Voting Common Stock pursuant to Section 5(a)(iii), a holder of Series C Preferred Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Series C Preferred Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine percent (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series C Preferred Stock), provided further that the right to convert under this Section 5(a)(i) shall not be available to a transferee of shares of Series C Preferred Stock with respect to a transfer other than a Permissible Transfer. In any such conversion, each share of Series C Preferred Stock will convert initially into 100 shares of Common Stock, subject to adjustment as provided in Section 6 below.

(ii) Unless the shares of Series C Preferred Stock shall have previously been converted into shares of Non-Voting Common Stock pursuant to Section 5(a)(iii), each share of Series C Preferred Stock will automatically convert into 100 shares of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6, below, on the date a holder of Series C Preferred Stock transfers any shares of Series C Preferred Stock to a non-Affiliate of the holder in a Permissible Transfer.

(iii) Effective as of the close of business on the Mandatory Conversion Date, each share of Series C Preferred Stock will automatically convert into 100 shares of Non-Voting Common Stock, without any further action on the part of any holder.

(iv) To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Series C Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Series C Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Series C Preferred Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Series C Preferred Stock that were not converted to Common Stock or Non-Voting Common Stock.

Exhibit G	Page 4

(v) Upon occurrence of the Mandatory Conversion Date, the Corporation shall promptly provide notice of such event and the resulting conversion of the Series C Preferred Stock to each registered holder of the Series C Preferred Stock. Such notice shall provide instructions for the surrender to the Corporation of certificates for shares of Series C Preferred Stock held of record by such holders for issuance of certificates representing shares of Non-Voting Common Stock into which the Series C Preferred Stock have been converted pursuant to Section 5(a)(iii).

(vi) All shares of Common Stock or Non-Voting Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b) Principal Market Regulation. Notwithstanding anything herein to the contrary, the Company shall not issue any shares of Common Stock upon the conversion of the Series C Preferred Stock if the issuance of such shares of Common Stock (taken together with each issuance of such shares of Common Stock (x) pursuant to the Securities Purchase Agreement, dated as of October 25, 2019, by and among the Company and the purchasers party thereto (the “SPA”) and (y) following the Non-Voting Common Stock Certificate of Amendment Effective Date, upon conversion of the Non-Voting Common Stock) would exceed 19.9% of the total outstanding shares of Common Stock of the Company, or more than 19.9% of the total voting power of the Company’s securities, in each case immediately preceding the issuance of the shares of Common Stock and Series C Preferred Stock pursuant to the SPA (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holder of the Series C Preferred Stock or Non-Voting Common Stock (as the case may be). Until such approval or such written opinion is obtained, (i) the holders of the Series C Preferred Stock and Non-Voting Common Stock (collectively, the “Existing Buyers” and each, individually, an “Existing Buyer”) shall not be issued in the aggregate, upon conversion of any Series C Preferred Stock or Non-Voting Common Stock, or otherwise pursuant to the terms of the SPA or the Certificate of Incorporation, shares of Common Stock in an amount greater than the difference between the Exchange Cap minus the aggregate number of shares of Common Stock issued pursuant to the SPA (the “Exchange Cap Maximum”) and (ii) no Existing Buyer shall be permitted to convert Series C Preferred Stock or Non-Voting Common Stock with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap Maximum (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issued to all Purchasers that purchased Preferred Stock pursuant to this Agreement on the Closing Date plus (2) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Preferred Stock and/or Non-Voting Common Stock. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series C Preferred Stock or Non-Voting Common Stock, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series C Preferred Stock or Non-Voting Common Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion in full of such Existing Buyer’s Series C Preferred Stock or Non-Voting Common Stock, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series C Preferred Stock or Non-Voting Common Stock shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series C Preferred Stock or Non-Voting Common Stock on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.

Exhibit G	Page 5

(c) Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock and, when authorized, Non-Voting Common Stock solely for the purpose of effecting the conversion of the Series C Preferred Stock such number of shares of Common Stock or Non-Voting Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of shares of authorized but unissued Common Stock or Non-Voting Common Stock (when authorized) will not be sufficient to effect the conversion of all then outstanding Series C Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock or Non-Voting Common Stock to such number of shares as will be sufficient for such purpose.

(d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

(e) Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(f) Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Series C Preferred Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Series C Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series C Preferred Stock in accordance with the requirements of such exchange at such time.

6. Adjustments.

(a) Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Series C Preferred Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b) Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Series C Preferred Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would

Exhibit G	Page 6

be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Series C Preferred Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Series C Preferred Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible (without regard to any limitations on conversion of the Series C Preferred Stock) immediately before that transaction.

(c) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

7. Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Series C Preferred Stock will thereafter be entitled to receive upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Series C Preferred Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Series C Preferred Stock).

8. Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Series C Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series C Preferred Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Series C Preferred Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Series C Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

9. Voting Rights. The holders of Series C Preferred Stock will not have any voting rights, except as may otherwise from time to time be required by law. If the holders of Series C Preferred Stock shall be entitled by law to vote as a single class with the holders of outstanding shares of Common Stock, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (by vote or written consent), each share of Series C Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible pursuant to Section 5.

Exhibit G	Page 7

10. Protective Provisions. So long as any shares of Series C Preferred Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Series C Preferred Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Series C Preferred Stock so as to affect them adversely, (b) increase or decrease the authorized number of shares of Series C Preferred Stock or (c) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders of the Series C Preferred Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Series C Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11. Notices. All notices required or permitted to be given by the Corporation with respect to the Series C Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series C Preferred Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series C Preferred Stock, or of any other matter required to be presented for the approval of the holders of the Series C Preferred Stock.

12. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series C Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13. Term. The Series C Preferred Stock shall have perpetual term unless converted in accordance with Section 5.

14. No Preemptive Rights. The holders of Series C Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Series C Preferred Stock.

15. Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

16. Other Rights. The shares of Series C Preferred Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

17. General Provisions. In addition to the above provisions with respect to the Series C Preferred Stock, such Series C Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the Corporation’s Certificate of Incorporation with respect to preferred stock generally.

Exhibit G	Page 8

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT

ESTABLISHING A CLASS OF NON-VOTING COMMON STOCK

The shares of Non-Voting Common Stock of the Corporation into which the Series C Preferred Stock shall be mandatorily convertible upon the taking by the Corporation of all action necessary under the Delaware General Corporation Law to authorize a class of Non-Voting Common Stock shall have the following terms and provisions:

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

CENTRAL FEDERAL CORPORATION

Pursuant to the provisions of the Certificate of Incorporation and the Bylaws of the Corporation and applicable law, the Certificate of Incorporation of the Corporation is hereby amended to create a series of non-voting common stock, par value $0.01 per share, of the Corporation containing the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, as follows:

1. Definitions.

(a) “Affiliate” has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.

(b) “Board of Directors” means the board of directors of the Corporation.

(c) A “business day” means any day other than a Saturday or a Sunday or a day on which banks in Ohio are authorized or required by law, executive order or regulation to close.

(d) “Certificate” means a certificate representing one (1) or more shares of Non-Voting Common Stock.

(e) “Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as amended and in effect from time and time

(f) “Common Stock” means the voting common stock of the Corporation, par value $0.01 per share.

(h) “Corporation” means Central Federal Corporation, a Delaware corporation.

(i) “Dividends” has the meaning set forth in Section 3.

Exhibit G	Page 9

(j) “Exchange Agent” means Computershare Trust Company, N.A., solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(k) “Exchange Cap” has the meaning set forth in Section 5(b).

(l) “Exchange Cap Allocation Amount” has the meaning set forth in Section 5(b).

(m) “Exchange Cap Maximum” has the meaning set forth in Section 5(b).

(n) “Existing Buyer” has the meaning set forth in Section 5(b).

(o) “Liquidation Distribution” has the meaning set forth in Section 4(b).

(p) “Non-Voting Common Stock” has the meaning set forth in Section 2.

(q) “Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; or (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer.

(r) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(s) “Principal Market” means the NASDAQ Capital Market.

(t) “SPA” has the meaning set forth in Section 5(b).

(u) “Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.

2. Designation; Number of Shares. The class of shares of capital stock hereby authorized shall be designated as “Non-Voting Common Stock”. The number of authorized shares of the Non-Voting Common Stock shall be [1,233,700] shares. The Non-Voting Common Stock shall have $0.01 par value per share. Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein. Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.

3. Dividends. The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same

Exhibit G	Page 10

per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock. Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

4. Liquidation.

(a) Rank. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation that, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passu with the Common Stock. Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company’s bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b) Liquidation Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidation Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

Exhibit G	Page 11

5. Conversion.

(a) General.

(i) A holder of Non-Voting Common Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine percent (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock), provided further that the right to convert under this Section 5(a)(i) shall not be available to a transferee of shares of Non-Voting Common Stock with respect to a transfer other than a Permissible Transfer. In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.

(ii) Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer.

(iii) To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder’s transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Non-Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

(iv) All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b) Principal Market Regulation. Notwithstanding anything herein to the contrary, the Company shall not issue any shares of Common Stock upon the conversion of the Non-Voting Common Stock if the issuance of such shares of Common Stock taken together with each issuance of such shares of Common Stock (x) pursuant to the Securities Purchase Agreement, dated as of October 25, 2019, by and among the Company and the purchasers party thereto (the “SPA”) and (y) upon the conversion of the Series C Preferred Stock in accordance with the Certificate of Incorporation or otherwise) would exceed 19.9% of the total outstanding shares of Common Stock of the Company, or more than 19.9% of the total voting power of the Company’s securities, in each case immediately preceding the issuance of the shares of Common Stock and Series C Preferred Stock pursuant to the SPA (the number of shares which may be issued without violating such limitation, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its shareholders as required by the applicable rules of the

Exhibit G	Page 12

Principal Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holder of the Series C Preferred Stock or Non-Voting Common Stock (as the case may be). Until such approval or such written opinion is obtained, (i) the holders of the Series C Preferred Stock and Non-Voting Common Stock (collectively, the “Existing Buyers” and each, individually, an “Existing Buyer”) shall not be issued in the aggregate, upon conversion of any Series C Preferred Stock or Non-Voting Common Stock, or otherwise pursuant to the terms of the SPA or the Certificate of Incorporation, shares of Common Stock in an amount greater than the difference between the Exchange Cap minus the aggregate number of shares of Common Stock issued pursuant to the SPA (the “Exchange Cap Maximum”) and (ii) no Existing Buyer shall be permitted to convert Series C Preferred Stock or Non-Voting Common Stock with respect to more than such Existing Buyer’s pro rata amount of such Exchange Cap Maximum (such amount, with respect to each Existing Buyer, its “Exchange Cap Allocation Amount”) determined based upon such Existing Buyer’s percentage ownership of the sum of (1) the aggregate number of shares of Common Stock issued to all Purchasers that purchased Preferred Stock pursuant to this Agreement on the Closing Date plus (2) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Preferred Stock and/or Non-Voting Common Stock. In the event that such Existing Buyer shall sell or otherwise transfer any of such Existing Buyer’s shares of Series C Preferred Stock or Non-Voting Common Stock, the transferee shall be allocated a pro rata portion of such Existing Buyer’s Exchange Cap Allocation Amount with respect to such portion of such Series C Preferred Stock or Non-Voting Common Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation Amount so allocated to such transferee. Upon conversion in full of such Existing Buyer’s Series C Preferred Stock or Non-Voting Common Stock, the difference (if any) between such Existing Buyer’s Exchange Cap Allocation Amount and the number of shares of Common Stock actually issued to such Existing Buyer upon such Existing Buyer’s conversion in full of such Series C Preferred Stock or Non-Voting Common Stock shall be allocated to the respective Exchange Cap Allocation Amounts of the remaining Existing Buyers of Series C Preferred Stock or Non-Voting Common Stock on a pro rata basis in proportion to the relative Exchange Cap Allocation Amounts of such Existing Buyers.

(c) Reservation of Shares Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(d) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

Exhibit G	Page 13

(e) Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Non-Voting Common Stock, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(f) Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Non-Voting Common Stock; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Non-Voting Common Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Non-Voting Common Stock in accordance with the requirements of such exchange at such time.

6. Adjustments.

(a) Combinations or Divisions of Common Stock. In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b) Reclassification, Exchange or Substitution. If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

Exhibit G	Page 14

(c) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation’s President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7. Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation’s properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).

8. Redemption. Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time. Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements. Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.

9. Voting Rights. The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law.

10. Protective Provisions. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock so as to affect them adversely, (ii) increase or decrease the authorized number of shares of Non-Voting Common Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock. In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.

11. Notices. All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder

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actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.

12. Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

13. Term. The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 5.

14. Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

15. Other Rights. The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.

Exhibit G	Page 16